Exhibit 10 (aq)

ASHWORTH, INC.,
together with any of its Subsidiaries now or in the future party hereto, as Borrowers

LOAN AND SECURITY AGREEMENT
Dated as of January 11, 2008
$55,000,000

BANK OF AMERICA, N.A.,
as Lender

(ii)

Page
12.16 Patriot Act Notice	72
12.17 Judgment Currency	72
LIST OF SCHEDULES

Schedule E	Existing Letters of Credit
Schedule G-1	Subsidiary Guarantors
Schedule P-1	Permitted Asset Disposition
Schedule P-2	Permitted Capital Leases
Schedule P-3	Permitted Investments
Schedule 6.1(h)	Foreign Qualifications
Schedule 8.2.6	Canadian Accounts
Schedule 8.5	Deposit Accounts
Schedule 8.6.1	Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.5	Former Names and Companies
Schedule 9.1.9	Surety Obligations
Schedule 9.1.12	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.15	Environmental Matters
Schedule 9.1.17	Litigation
Schedule 9.1.19	Pension Plans
Schedule 9.1.21	Labor Relations
Schedule 10.1.12	Post-Closing Covenants
Schedule 10.2.1(d)	Borrowed Money
Schedule 10.2.2	Existing Liens
Schedule 10.2.17	Existing Affiliate Transactions

(iii)

LOAN AND SECURITY AGREEMENT
     THIS LOAN AND SECURITY AGREEMENT is dated as of January 11, 2008, among ASHWORTH, INC., a Delaware corporation (“Parent”), those of Parent’s Subsidiaries now or in the future signatory hereto (each such Subsidiary and Parent, individually a “Borrower”, and collectively, “Borrowers”), and BANK OF AMERICA, N.A., a national banking association (“Lender”).
R E C I T A L S:
     Borrowers have requested that Lender provide a credit facility to Borrowers to finance their mutual and collective business enterprise. Lender is willing to provide the credit facility on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:
SECTION 1 DEFINITIONS; RULES OF CONSTRUCTION
     1.1 Definitions. As used herein, the following terms have the meanings set forth below:
     Account: as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.
     Account Debtor: a Person who is obligated under an Account, Chattel Paper or General Intangible.
     Accounts Formula Amount: 85% of the Value of Eligible Accounts; provided, however, that such percentage shall be reduced by 1.0% for each whole percentage point (after rounding any partial percentage point to the nearest whole percentage point) that the Dilution Percent exceeds 5.0%.
     Acquisition Consideration: the purchase consideration for any Permitted Acquisition (other than Equity Interests in Parent) and all other payments paid to or for the benefit of any seller by any Borrower or any Subsidiary in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Debt, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by any Borrower or any Subsidiary.
     Affiliate: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.
     Allocable Amount: as defined in Section 5.9.3.
     Anti-Terrorism Laws: any laws relating to terrorism or money laundering, including the Patriot Act.
     Applicable Inventory Advance Rate: 70% during each Seasonal Advance Rate Period; and 65% at all other times.
     Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.
     Applicable Margin: with respect to any Type of Loan, the margin set forth below, as determined by the Fixed Charge Coverage Ratio for the last Fiscal Quarter with respect to which financial statements have been delivered pursuant to Section 10.1.2:

		Base Rate	LIBOR
	Fixed Charge	Revolver	Revolver
Level	Coverage Ratio	Loans	Loans
I	> 1.40:1.00	0.00%	1.25%
II	> 1.20:1.00 < 1.40:1.00	0.00%	1.50%
III	< 1.20:1.00	0.00%	1.75%
Until May 1, 2008, margins shall be determined as if Level I were applicable. Thereafter, the margins shall be subject to increase or decrease upon receipt by Lender pursuant to Section 10.1.2 of the financial statements and corresponding Compliance Certificate for the last Fiscal Quarter, which change shall be effective on the first day of the calendar month following receipt. If, by the first day of a month, any financial statements and Compliance Certificate due in the preceding month have not been received, then the margins shall be determined as if Level III were applicable, from such day until the first day of the calendar month following actual receipt.
     Ashworth Store I: Ashworth Store I, Inc., a Delaware corporation.
     Ashworth Store II: Ashworth Store II, Inc., a Delaware corporation.
     Ashworth Store III: Ashworth Store III, Inc., a Delaware corporation.
     Ashworth UK: Ashworth U.K., Ltd.
     Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

     Availability: the Borrowing Base minus the principal balance of all Revolver Loans.
     Availability Block: $5,000,000.
     Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the LC Reserve; (d) the Bank Product Reserve; (e) all accrued Royalties, whether or not then due and payable by a Borrower; (f) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to Lender’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (g) the Availability Block; and (h) such additional reserves, in such amounts and with respect to such matters, as Lender in its Credit Judgment may elect to impose from time to time.
     Back-Up LC: the Letter of Credit issued hereunder for the benefit of Union Bank of California, which Back-Up L/C shall (i) be in the initial face (but declining) amount of, and (ii) only support drawings made under, the Existing Letters of Credit.
     Bank Product: any of the following products, services or facilities extended to any Borrower or Subsidiary by Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) leases and other banking products or services as may be requested by any Borrower or Subsidiary, other than Letters of Credit or the Real Estate Term Loan or the UK Loan Facility.
     Bank Product Debt: Debt and other obligations of an Obligor relating to Bank Products.
     Bank Product Reserve: the aggregate amount of reserves established by Lender from time to time in its reasonable discretion in respect of Bank Product Debt.
     Bankruptcy Code: Title 11 of the United States Code.
     Base Rate: the rate of interest announced by Lender from time to time as its prime rate. Such rate is a rate set by Lender based upon various factors including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in such rate announced by Lender shall take effect at the opening of business on the day specified in the public announcement of such change.
     Base Rate Loan: any Loan that bears interest based on the Base Rate.
     Base Rate Revolver Loan: a Revolver Loan that bears interest based on the Base Rate.
     Board of Governors: the Board of Governors of the Federal Reserve System.
     Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables or taxes owing in the ordinary course of business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

     Borrower Agent: as defined in Section 4.3.
     Borrowing: a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.
     Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the Revolver Commitment, minus the LC Reserve, or (b) the sum of the Accounts Formula Amount, plus the Inventory Formula Amount, minus the Availability Reserve, minus all outstanding obligations under the UK Loan Facility.
     Borrowing Base Certificate: a certificate, in substantially the form agreed to by Lender and Borrower Agent prior to the date hereof or otherwise in form and substance reasonably satisfactory to Lender, by which Borrowers certify calculation of the Borrowing Base.
     Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina and California, and if such day relates to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank Eurodollar market.
     Capital Expenditures: all liabilities incurred, expenditures made or payments due (whether or not made) by a Borrower or Subsidiary for the acquisition of any fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year, including the principal portion of Capital Leases, but excluding proceeds of Asset Dispositions re-invested in the business of the Borrower or Subsidiary making such Asset Disposition to the extent such re-investment is permitted hereunder. For purposes of this definition, the purchase price of equipment or other fixed assets that are purchased simultaneously with the trade-in of existing assets or with insurance proceeds shall be included in Capital Expenditures only to the extent of the net amount by which such purchase price exceeds the credit granted by the seller of such assets for the assets being traded in at such time or the amount of such insurance proceeds, as the case may be.
     Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
     Capital Lease Lien: a Lien that secures a Capital Lease, encumbering only the assets leased with such Capital Lease and accessions to, and products and proceeds (including insurance condemnation proceeds) of, such leased assets.
     Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Lender to Cash Collateralize any Obligations.
     Cash Collateral Account: a demand deposit, money market or other account maintained with Lender and subject to Lender’s Liens.
     Cash Collateralize: the delivery of cash to Lender, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to any other Obligations (including Obligations arising under Bank Products) other than contingent Obligations, Lender’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.

     Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (b); (d) commercial paper rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.
     Cash Management Services: any services provided from time to time by Lender or any of its Affiliates to any Borrower or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.
     CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).
     Change in Law: the occurrence, after the date hereof, of (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     Change of Control: (a) Parent ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in any Material Obligor (except in connection with a merger or consolidation permitted under Section 10.2.9); (b) a change in the majority of directors of Parent, unless approved by the then majority of directors; or (c) all or substantially all of the assets of a Subsidiary of the Parent or a Borrower are sold or transferred (except in connection with a merger or consolidation permitted under Section 10.2.9) without providing Lender at least 30 day’s prior written notice of such sale and obtaining the written consent of Lender which consent shall not be unreasonably withheld.
     Claims: all liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations) incurred by or asserted against any Indemnitee in any way relating to (a) any Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an

Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.
     Closing Date: as defined in Section 6.1.
     Code: the Internal Revenue Code of 1986.
     Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations; provided, however, that the term “Collateral” shall not include, and no security interest hereunder or any other Loan Documents shall attach to, any Excluded Assets.
     Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrowers terminate the Revolver Commitment pursuant to Section 2.1.3; or (c) the date on which the Revolver Commitment is terminated pursuant to Section 11.2.
     Commitments: the Revolver Commitment.
     Compliance Certificate: a certificate, in form and substance reasonably satisfactory to Lender, by which Borrowers certify compliance with Sections 10.1.2 and calculate the applicable Level for the Applicable Margin.
     Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto. For the avoidance of doubt, (i) the Specified Payments are not Contingent Obligations and (ii) each Borrower’s obligation under Section 5.9.1 are not Contingent Obligations.
     Credit Judgment: Lender’s judgment exercised reasonably and in good faith, based upon its consideration of any factor that it believes (a) could reasonably be expected to adversely affect the quantity, quality, mix or value of Collateral, the enforceability or priority of Lender’s Liens, or the amount that Lender could reasonably be expected to receive in liquidation of any Collateral (including any such Collateral consisting of Inventory subject to a License that restricts Lender’s right to dispose of such Inventory, unless Lender has received an appropriate Lien Waiver); (b) demonstrates that any collateral report or financial information delivered by any Obligor is incomplete, inaccurate or misleading in any material respect; (c) materially increases the likelihood of any Insolvency Proceeding involving an Obligor; or (d) creates or could reasonably be expected to result in a Default or Event of Default. In exercising such judgment, Lender may consider any factors related to the Borrowers and the business of the Borrowers that could reasonably be expected to increase the credit risk of lending to Borrowers on the security of the Collateral.
     CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).
     Debt: as applied to any Person, without duplication, (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all obligations of such person to pay the deferred purchase price of property or services (other than deferred compensation and trade accounts payable, in each case in the ordinary course of business); (c) Capital Leases; (d) all Contingent Obligations; (e) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (f) in the case of a Borrower, the Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer. For the avoidance of doubt, the Specified Payments do not constitute Debt.
     Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.
     Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.
     Deposit Account Control Agreements: the Deposit Account control agreements to be executed by each institution maintaining a Deposit Account for a Borrower, in favor of Lender, as security for the Obligations.
     Dilution Percent: the percent, determined for Borrowers’ most recently completed 12 months, equal to (a) all non-cash reductions to Accounts, including, but not limited to, bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts, divided by (b) gross collections.
     Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest; any distribution, advance or repayment of Debt to a holder of Equity Interests (in its capacity as such); or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest, in each case other than payment-in-kind and other than dividend payments or other distributions payable solely in the common stock or other common equity interests of the person making such dividend or other distribution. For the avoidance of doubt, Specified Payments shall not constitute Distributions.
     Dollars: lawful money of the United States.
     Dominion Account: a special account established by Borrowers at Lender or a bank acceptable to Lender, over which Lender has exclusive control for withdrawal purposes.
     EBITDA: determined on a consolidated basis for Borrowers and Subsidiaries, net income, calculated before interest expense, provision for income taxes, depreciation and amortization expense, gains or extraordinary charges or non-cash charges or losses arising from the sale of capital assets, gains arising from the write-up of assets, and any extraordinary gains (in each case, to the extent included or deducted, as applicable, in determining net income).

     EDC: Ashworth EDC, LLC, a Delaware limited liability company.
     Eligible Account: an Account owing to a Borrower that arises in the ordinary course of business from the sale of goods or rendition of services, is payable in Dollars or Canadian Dollars and is not excluded by the criteria set forth in the next succeeding sentence. No Account shall be an Eligible Account if (a) it is unpaid for more than 60 days after the original due date, or more than 120 days after the original invoice date; (b) 50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under clause (a) of this definition; (c) when aggregated with other Accounts owing by the Account Debtor, it exceeds 20% of the aggregate Eligible Accounts (or such higher percentage as Lender may establish for the Account Debtor from time to time); (d) it does not conform with a covenant or representation herein; (e) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not Solvent; (g) the Account Debtor is organized or has its principal offices or assets outside the United States or Canada; (h) it is owing by the United States or any department, agency or instrumentality thereof, unless the Account has been assigned to Lender in compliance with the Assignment of Claims Act; (i) it is not subject to a duly perfected, first priority Lien in favor of Lender, or is subject to any other Lien (other than customary chargeback rights, and Permitted Liens specified in Sections 10.2.2(c), (d) and (g) and subject, in the case of the first priority nature of Lender’s Lien, to such specified Permitted Liens having priority by operation of applicable law over the Lien of the Lender); (j) the goods giving rise to it have not been delivered to and accepted by the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale; (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (l) its payment has been extended, the Account Debtor has made a partial payment, or it arises from a sale on a cash-on-delivery basis; (m) it arises from a sale to an Affiliate, or from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis; (n) it represents a progress billing or retainage; or (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof. In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 60 days past due or more than 120 days from the invoice date for such Account will be excluded.
     Eligible In-Transit Inventory: Inventory owned by a Borrower that would be Eligible Inventory if it were not subject to a Document and in transit from a foreign location to a location of the Borrower within the United States or Canada, and that is not excluded by the following criteria. No Inventory shall be Eligible In-Transit Inventory unless it (a) is subject to a negotiable Document showing Lender (or, with the consent of Lender, the applicable Borrower) as consignee, which Document is in the possession of Lender or such other Person as Lender shall approve; (b) is fully insured in a manner satisfactory to Lender; (c) has been identified to the applicable sales contract and title has passed to the Borrower; (d) is not sold by a vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert Lien rights against the Inventory, or with respect to whom any Borrower is in default of any obligations; (e) is subject to purchase orders and other sale documentation satisfactory to Lender; (f) is shipped by a common carrier that is not affiliated with the vendor; and (g) is being handled by a customs broker, freight-forwarder or other handler that has delivered a Lien Waiver.

     Eligible Inventory: Inventory owned by a Borrower that is not excluded by the following criteria. No Inventory shall be Eligible Inventory unless it (a) is finished goods, and not raw materials or work-in-process, packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies; (b) is not held on consignment, nor subject to any deposit or down payment; (c) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) is not greater than 12 months old), obsolete or unmerchantable, and does not constitute returned or repossessed goods; (e) meets all standards imposed by any Governmental Authority, and does not constitute hazardous materials under any Environmental Law; (f) conforms with the covenants and representations herein; (g) is subject to Lender’s duly perfected, first priority Lien, and no other Lien (other than the Permitted Liens specified in Section 10.2.2(c), (d) and (g) and subject, in the case of the first priority nature of Lender’s Lien, to such specified Permitted Liens having priority by operation of applicable law over the Lien of the Lender); (h) is within the continental United States or Canada, is not in transit except between locations of Borrowers, and is not consigned to any Person; (i) is not subject to any warehouse receipt or negotiable Document; (j) [intentionally deleted] (k) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established; and (l) is reflected in the details of a current perpetual inventory report (provided, that Inventory that is in-transit or that is “pack and hold” Inventory does not need to meet the conditions of this clause (l)).
     Eligible Slow Moving Inventory: Inventory owned by a Borrower (a) that would be Eligible Inventory if it were not greater than 12 months old, (b) that is less than 24 months old.
     Enforcement Action: any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).
     Environmental Laws: all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.
     Environmental Notice: a written notice from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.
     Environmental Release: a release as defined in CERCLA or under any other Environmental Law.
     Equity Interest: the ownership interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

     ERISA: the Employee Retirement Income Security Act of 1974.
     ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the failure by any Obligor or ERISA Affiliate to meet any funding obligations with respect to any Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate.
     Event of Default: as defined in Section 11.
     Excluded Assets: (a) real property and any fixtures attached or appurtenant thereto, (b) any rights or property acquired by an Obligor under, or subject to, a lease, contract, or license, if and for so long as the grant of a Lien under Section 7.1 would constitute or result in (x) the abandonment, invalidation or unenforceability of any right, title or interest of such Obligor therein or (y) a breach or termination pursuant to the terms of, or a default under, any such lease, contract, or license (other than to the extent that any restriction on such assignment would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law or principles of equity), (c) any insurance or condemnation proceeds from any of the foregoing to the extent required to be maintained for the benefit of, and paid over to, a Person other than Parent, Borrowers or their Affiliates, (d) any insurance or condemnation proceeds covering any real property leased by an Obligor or fixtures attached or appurtenant thereto to the extent required to be maintained for the benefit of, and paid over to, the applicable landlord; any insurance or condemnation proceeds from any of the foregoing, (e) any insurance or condemnation proceeds covering any real property leased by an Obligor or fixtures attached or appurtenant thereto to the extent required to be maintained for the benefit of, and paid over to, the applicable landlord; provided, however, that at such time as the condition causing such abandonment, invalidation or unenforceability shall be no longer in effect with respect to any property, such property shall no longer constitute Excluded Assets, (f) so long as the Real Estate Term Loan or any other Debt outstanding under the Real Estate Term Loan documents are outstanding, the Equity Interests in EDC, and (g) the Union Bank Cash Collateral Account described on Schedule P-3.
     Excluded Tax: with respect to Lender or any other recipient of a payment to be made by or on account of any Obligation, taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of Lender, in which its applicable lending office is located.
     Existing Credit Agreement: the Revolving/Term Loan Credit Agreement dated as of July 6, 2004 among Parent, as Borrower thereunder, Union Bank of California, N.A., as Administrative Agent, and the other lenders party thereto, as amended.
     Existing Letters of Credit: the letters of credit issued under the Existing Credit Agreement and identified on Schedule E.
     Extraordinary Expenses: all costs, expenses or advances that Lender may incur with respect to the Obligations during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Lender’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Lender in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.
     Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.
     Fiscal Year: the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on October 31 of each year.
     Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Borrowers and Subsidiaries, of (a) EBITDA minus Capital Expenditures (except those financed with Borrowed Money other than Revolver Loans) and cash taxes paid, to (b) Fixed Charges. Such ratio shall be measured on a Fiscal Year to date basis for measurement dates prior to the end of Fiscal Year 2008, and on a most recent four Fiscal Quarter basis for measurement dates thereafter.
     Fixed Charges: the sum of interest expense (other than payment-in-kind), principal payments made by any Obligor on Borrowed Money (other than the Obligations and the obligations under the UK Loan Facility), and Distributions made by Parent.
     FLSA: the Fair Labor Standards Act of 1938.

     Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.
     Foreign Subsidiary: a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code.
     Full Payment: with respect to any Obligations, (a) if such Obligations are Obligations other than (i) LC Obligations, (ii) Obligations arising under Bank Products, or (iii) contingent indemnity Obligations, the full cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); and (b) if such Obligations are LC Obligations or Obligations arising under Bank Products, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Lender in its discretion, in the amount of required Cash Collateral). The Revolver Loans shall not be deemed to have been paid in full until the Revolver Commitment has expired or been terminated.
     GAAP: generally accepted accounting principles in effect in the United States from time to time, including any changes permitted under such principles as set forth in Section 1.2.
     Gekko: Gekko Brands, LLC, an Alabama limited liability company.
     Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.
     Governmental Authority: any federal, state, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, or a foreign entity or government.
     Guarantor Payment: as defined in Section 5.9.3.
     Guarantors: Each of Parent’s Subsidiaries set forth on Schedule G-1 and each other Person who guarantees payment or performance of any Obligations.
     Guaranty: each guaranty agreement executed by a Guarantor in favor of Lender.
     Hedging Agreement: an agreement relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk.
     Immaterial Tax: a state or local Tax obligation of an Obligor, with respect to which the amount of all such Taxes is less than $500,000.
     Indemnified Taxes: Taxes other than Excluded Taxes.
     Indemnitees: Lender and its officers, directors, employees, Affiliates, agents and attorneys.

     Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.
     Insurance Assignment: each collateral assignment of insurance pursuant to which an Obligor assigns to Lender such Obligor’s rights under business interruption or other insurance policies as Lender reasonably deems appropriate, as security for the Obligations.
     Intellectual Property: all intellectual Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.
     Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.
     Intercompany Subordination Agreement: the Intercompany Subordination Agreement executed by Parent, Borrowers and each of their Subsidiaries in form and substance satisfactory to Lender.
     Interest Period: as defined in Section 3.1.3.
     Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment).
     Inventory Formula Amount: the least of (i) $45,000,000; (ii) the sum of (x) the Applicable Inventory Advance Rate times the Value of Eligible Inventory; plus (y) the Applicable Inventory Advance Rate times the Value of Eligible In-Transit Inventory plus (z) the Slow Moving Inventory Advance Rate times the Value of Eligible Slow Moving Inventory, or (iii) 85% of the product of (y) NOLV Percentage multiplied by (z) the sum of (1) the Value of Eligible Inventory plus (2) the Value of Eligible In-Transit Inventory plus (3) the Value of Eligible Slow Moving Inventory.
     Inventory Reserve: reserves established by Lender to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.
     Inverse Inventory Advance Rate: for LC Obligations relating to documentary Letters of Credit issued to support Borrowers’ purchase of Inventory, a percentage equal to 100% minus the Applicable Inventory Advance Rate.

     Investment: any acquisition of all or substantially all assets of a Person; any acquisition of record or beneficial ownership of any Equity Interests of a Person; or any advance or capital contribution to or other investment in a Person.
     IRS: the United States Internal Revenue Service.
     LC Application: an application by Borrower Agent to Lender for issuance of a Letter of Credit, in form and substance reasonably satisfactory to Lender.
     LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Overadvance exists and, if no Revolver Loans are outstanding, the LC Obligations do not exceed the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation); (c) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance, in the case of standby Letters of Credit, (ii) no more than 120 days from issuance, in the case of documentary Letters of Credit, and (iii) at least 20 Business Days prior to the Revolver Termination Date; (d) the Letter of Credit and payments thereunder are denominated in Dollars; and (e) the purpose and form of the proposed Letter of Credit is satisfactory to Lender in its reasonable discretion.
     LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers or any other Person to Lender in connection with issuance, amendment or renewal of, or payment under, any Letter of Credit.
     LC Obligations: the sum (without duplication) of (a) all amounts owing by Borrowers for any drawings under Letters of Credit; (b) the stated amount of all outstanding Letters of Credit; and (c) all fees and other amounts owing with respect to Letters of Credit.
     LC Request: a request for issuance of a Letter of Credit, to be provided by Borrower Agent, in form reasonably satisfactory to Lender.
     LC Reserve: the aggregate of all LC Obligations, other than (a) those that have been Cash Collateralized and (b) if no Default or Event of Default exists, those constituting charges owing to Lender. For purposes of this definition, (x) in the case of documentary Letters of Credit issued to support Borrowers’ purchase of Eligible In-Transit Inventory (and so long as such Letters of Credit have not become bankers acceptances), the reserve shall be limited to (i) the Inverse Inventory Advance Rate times (ii) the amount of LC Obligations attributable to such documentary Letters of Credit and (y) in the case of all other Letters of Credit (including the Back-Up LC) and bankers acceptances, the reserve shall equal 100% of the face amount of all outstanding Letters of Credit and bankers acceptances.
     Lender Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Lender.
     Letter of Credit: any standby or documentary letter of credit (including the Back-Up LC) issued by Lender for the account of a Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Lender for the benefit of a Borrower.

     Letter of Credit Subline: $15,000,000.
     LIBOR: for any Interest Period with respect to a LIBOR Loan, the per annum rate of interest (rounded upward, if necessary, to the nearest 1/100th of 1%), determined by Lender at approximately 11:00 a.m. (London time) two Business Days prior to commencement of such Interest Period, for a term comparable to such Interest Period, equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source designated by Lender); or (b) if BBA LIBOR is not available for any reason, the interest rate at which Dollar deposits in the approximate amount of the LIBOR Loan would be offered by Lender’s London branch to major banks in the London interbank Eurodollar market. If the Board of Governors imposes a Reserve Percentage with respect to LIBOR deposits, then LIBOR shall be the foregoing rate, divided by 1 minus the Reserve Percentage.
     LIBOR Loan: each set of LIBOR Revolver Loans having a common length and commencement of Interest Period.
     LIBOR Revolver Loan: a Revolver Loan that bears interest based on LIBOR.
     License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.
     Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.
     Lien: any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, pledges, hypothecations, statutory trusts, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property.
     Lien Waiver: an agreement, in form and substance reasonably satisfactory to Lender, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral to the Lien of Lender, and agrees to permit Lender to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral to the Lien of Lender, agrees to hold any Documents in its possession relating to the Collateral as agent for Lender, and agrees to deliver the Collateral to Lender upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Lender’s Lien, waives or subordinates any Lien it may have on the Collateral to the Lien of Lender, and agrees to deliver the Collateral to Lender upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Lender the right, vis-à-vis such Licensor, to enforce Lender’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.
     Loan: a Revolver Loan.

     Loan Account: the loan account established by Lender on its books pursuant to Section 5.7.
     Loan Documents: this Agreement, Other Agreements and Security Documents.
     Loan Year: each calendar year commencing on the Closing Date and on each anniversary of the Closing Date.
     Margin Stock: as defined in Regulation U of the Board of Governors.
     Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties, prospects or condition (financial or otherwise) of the Obligors taken as a whole, on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Lender’s Liens on any Collateral; (b) impairs the ability of the Obligors taken as a whole, to perform any material obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Lender to enforce or collect any Obligations or to realize upon any Collateral.
     Material Contract: any agreement or arrangement to which a Borrower or Subsidiary is party (other than the Loan Documents) (a) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (b) that relates to Subordinated Debt, or Debt in an aggregate amount of $100,000 or more.
     Material Obligor: any Obligor other than Ashworth Store III and Ashworth Store II.
     Moody’s: Moody’s Investors Service, Inc., and its successors.
     Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Lender’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed; provided, that “Net Proceeds” shall not include proceeds of or constituting Excluded Assets.
     NOLV Percentage: the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrowers’ Inventory performed by an appraiser and on terms reasonably satisfactory to Lender.
     Notice of Borrowing: a Notice of Borrowing to be provided by Borrower Agent to request a Borrowing of Revolver Loans, in form satisfactory to Lender.

     Notice of Conversion/Continuation: a Notice of Conversion/Continuation to be provided by Borrower Agent to request a conversion or continuation of any Loans as LIBOR Loans, in form satisfactory to Lender.
     Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees and other sums payable by Obligors under Loan Documents, (d) obligations of Obligors under any indemnity for Claims, (e) Extraordinary Expenses, (f) Bank Product Debt, and (g) other Debts, obligations and liabilities of any kind owing by any Obligor to Lender pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, however, that the Obligations shall not include any obligations under the UK Loan Facility.
     Obligor: each Borrower, Guarantor, or other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Lender on its assets to secure any Obligations.
     Operating Cash: cash on hand at Borrowers’ retail locations and held in local cash accounts for such retail locations.
     Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.
     OSHA: the Occupational Safety and Hazard Act of 1970.
     Other Agreement: each LC Document; Lien Waiver; Borrowing Base Certificate, Compliance Certificate, the Intercompany Subordination Agreement, financial statement or report delivered hereunder; or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Lender in connection with any transactions relating hereto.
     Other Taxes: all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
     Overadvance: as defined in Section 2.1.4.
     Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).
     Payment Item: each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

     PBGC: the Pension Benefit Guaranty Corporation.
     Pension Plan: any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.
     Permitted Acquisition: any transaction for the (a) acquisition of all or substantially all of the property of any Person, or of any business or division of any Person; or (b) acquisition (including by merger or consolidation) of all or substantially all of the Equity Interests of any Person that becomes a Subsidiary after giving effect to such transaction; provided that each of the following conditions shall be met:
     (i) no Default or Event of Default then exists or would result therefrom;
     (ii) after giving effect to such transaction, Availability is at least $5,000,000;
     (iii) no Borrower or Subsidiary shall, in connection with any such transaction, assume or remain liable with respect to any Debt of the related seller, except to the extent permitted under Section 10.2.1;
     (iv) the Person or business to be acquired shall be, or shall be engaged in, a business of the type that Borrowers and the Subsidiaries are permitted to be engaged in under Section 10.2.16 and the property acquired in connection with any such transaction shall be made subject to the Lien of the Security Documents and shall be free and clear of any Liens, other than Permitted Liens;
     (v) the Board of Directors of the Person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);
     (vi) all transactions in connection therewith shall be consummated in all material respects in accordance with all Applicable Law;
     (vii) with respect to any transaction, unless Lender shall otherwise agree, Borrowers shall have provided Lender with (A) historical financial statements for the last three fiscal years (or, if less, the number of years since formation) of the Person or business to be acquired (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period which are available, (B) reasonably detailed projections for the succeeding five years pertaining to the Person or business to be acquired and updated projections for Parent and the Subsidiaries after giving effect to such transaction, (C) a reasonably detailed description of all material information relating thereto and copies of all material documentation pertaining to such transaction, and (D) all such other information and data relating to such transaction or the person or business to be acquired as may be reasonably requested by Lender;
     (viii) at least 10 Business Days prior to the proposed date of consummation of the transaction, Borrowers shall have delivered to Lender a certificate of a Senior Officer certifying that (A) such transaction complies with this definition, and (B) such transaction could not reasonably be expected to result in a Material Adverse Effect;
     (ix) the Acquisition Consideration for such acquisition shall not exceed $5,000,000, and the aggregate amount of the Acquisition Consideration for all Permitted Acquisitions since the Closing Date shall not exceed $25,000,000;
     (x) prior to the date of consummation of the transaction, Lender shall have received and approved all acquisition documents, UCC and lien searches, opinions and other documents as requested by Lender;
     (xi) For proposed Permitted Acquisitions other than those permitted under subsection (xiii), the Fixed Charge Coverage Ratio immediately prior to and after giving effect to such Permitted Acquisition shall be no less than 1.10:1.00;
     (xii) No more than two Permitted Acquisitions shall be entered into or consummated during any Fiscal Year after the first Loan Year;
     (xiii) No more than one Permitted Acquisitions shall be entered into or consummated during the first Loan Year, and in no event shall such Permitted Acquisition in the First Loan Year have a cash portion of any Acquisition Consideration for such acquisition exceed $250,000;
     (xiv) Borrowers have provided Lender with forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or related to the assets to be acquired, all prepared on a basis consistent with such Person’s or assets’ historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 3 year period following the date of the proposed acquisition (on a year by year basis, and for the 1 year period following the date of the proposed acquisition, on a month by month basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Lender;
     (xv) the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or Canada or the Person whose Equity Interest is being acquired is organized in a jurisdiction located within the United States or Canada;
     (xvi) For proposed acquisitions other than those permitted under subsection (xiii), Borrower Agent has provided Lender with written notice of the proposed acquisition at least 30 Business Days prior to the anticipated closing date of the proposed acquisition and, not later than 5 Business Days prior to the anticipated closing date of the proposed acquisition, copies of the acquisition agreement and other material documents relative to the proposed acquisition, which agreement and documents must be reasonably acceptable to Lender; and
     (xvii) the subject assets or Equity Interests, as applicable, are being acquired directly by an Obligor, and (i) in the case of an asset acquisition, such Obligor shall have executed and delivered or authorized, as applicable, any and all documentation reasonably requested by the Lender in order to include the newly acquired assets within the collateral hypothecated under the Loan Documents, and (ii) in the case of an acquisition of Equity Interests, such Obligor shall have complied with Section 10.1.9 of the Agreement.
     Notwithstanding the foregoing, the Accounts and Inventory of the Person being acquired or comprising the assets being acquired shall not be considered for inclusion in the Borrowing Base until a field audit or appraisal of such Person or such assets has been completed to the satisfaction of Lender.
     Permitted Asset Disposition: as long as no Default or Event of Default exists and all Net Proceeds are remitted to Lender (if and to the extent required by Section 5.2), an Asset Disposition that is (a) sale of Inventory in the ordinary course of business; (b) a disposition of Inventory or other Property that is obsolete, unmerchantable or otherwise not used or useful in the ordinary course of business; (c) termination of a lease of real or personal Property that is not necessary for the ordinary course of business, could not reasonably be expected to have a Material Adverse Effect; (d) leases of real or personal property in the ordinary course of business; (e) mergers and consolidations in compliance with Section 10.2.9; (f) the unwinding of any Hedging Agreement; (g) any Asset Disposition from any Subsidiary to any Borrower; (h) Investments in compliance with Section 10.2.5; (i) dispositions of Property identified on Schedule P-1; (j) Distributions in compliance with Section 10.2.4; (k) the creation of any Permitted Lien; (l) dispositions of Accounts in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements; (m) licenses of Intellectual Property granted by Borrowers or any Subsidiary in the ordinary course of business; (n) Investments in compliance with Section 10.2.5; (n) other dispositions that, in the aggregate during any 12 month period, have a fair market or book value (whichever is more) of $750,000 or less; (o) the sale of Inventory by Parent to Ashworth UK in the ordinary course of business and consistent with past practices; or (p) approved in writing by Lender.
     Permitted Capital Leases: (i) Capital Leases of Borrowers and Subsidiaries set forth on Schedule P-2, and (ii) other Capital Leases of Borrowers and Subsidiaries so long as the aggregate amount of such other Capital Leases does not exceed $1,000,000 at any time outstanding.
     Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the ordinary course of business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the ordinary course of business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; (g) in respect of a guaranty of Debt or other obligations permitted hereunder; (h) product warranties in the ordinary course of business; or (i) in addition to the foregoing, in an aggregate amount of $100,000 or less at any time.
     Permitted Distributions: (a) any Borrower or Subsidiary may make Distributions to an officer or employee for salary, travel expenses, commissions and similar items in the ordinary course of business; (b) any Borrower or Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests; (c) any Borrower or Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other of its common equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other of its common equity interests; (d) Parent may (i) repurchase, redeem, or otherwise acquire for value Equity Interests of Parent held by present or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) upon their death, disability, retirement, severance or termination of employment or service or pursuant to any management equity plan or stock option plan or any other management or employee benefit plan, agreement or arrangement; provided that the aggregate cash consideration paid for all such repurchases, redemptions and acquisitions shall not exceed, without duplication, in any calendar year, $500,000, (ii) make repurchases of Equity Interests deemed to occur upon the exercise of stock options if the Equity Interests represent a portion of the exercise price thereof, (iii) make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Parent; and (e) any Borrower or Subsidiary may declare and make other Distributions so long as no Default or Event of Default exists before and immediately after declaring and making such Distribution, and after giving effect thereto Availability is at least $8,000,000.
     Permitted Investments: (a) Investments existing on the Closing Date and set forth on Schedule P-3; (b) Cash Equivalents that, in the case of an Obligor, are subject to Lender’s Lien and control, pursuant to documentation in form and substance reasonably satisfactory to Lender; (c) loans and advances permitted under Section 10.2.7; (d) Investments by any Borrower in any other Borrower and Investments by any Subsidiary in any Borrower; (e) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers; (f) endorsement of negotiable instruments held for collection in the ordinary course of business; (g) lease, utility and other similar deposits in the ordinary course of business; (h) Investments in Hedging Agreements, (i) Investments made by any Borrower or any Subsidiary as a result of consideration received in connection with a Permitted Asset Disposition made in compliance with Section 10.2.6, (j) Permitted Contingent Obligations; (k) Permitted Acquisitions (and any deposits required in connection therewith); (l) at any time after the First Loan Year, additional Investments which do not exceed $10,000,000.00 in the aggregate at any time provided that at the time of such Investment under this clause (l) no Event of Default exists or would exist after giving effect to such Investment, after giving effect thereto Availability is at least $8,000,000; and (m) deposit accounts that, in the case of an Obligor, are, except as otherwise permitted hereunder, subject to Lender’s Lien and control, pursuant to documentation in form and substance reasonably satisfactory to Lender. The amount of any Investment outstanding at any time pursuant to clause (l) hereunder (x) shall not include any appreciation in the value of any such Investment occurring after the acquisition or making of such Investment and (y) shall be deemed to be reduced upon the disposition or repayment of or return on any such Investment, by an amount equal to the return of capital or principal with respect to such Investment to the applicable Person, less the reasonable cost of the disposition of such Investment and net of taxes.
     Permitted Lien: as defined in Section 10.2.2.
     Permitted Purchase Money Debt: Purchase Money Debt of Borrowers and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $1,000,000 at any time and its incurrence does not violate Section 10.2.3.

     Person: any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.
     Plan: any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.
     Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the reasonable satisfaction of Lender; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.
     Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
     Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within 180 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.
     Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and accessions to, and products and proceeds (including insurance condemnation proceeds) of, such acquired assets.
     RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).
     Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.
     Real Estate Term Loan: the “Loan” as defined in that certain Loan Agreement, dated as of April 2, 2004 (as amended, restated, replaced, supplemented or otherwise modified from time to time,), between Bank of America, N.A., a national banking association, having an address at 214 North Tryon Street, Charlotte, North Carolina 28255 and Ashworth EDC, LLC, a Delaware limited liability company having an address at 2765 Loker Avenue West, Carlsbad, California 92008.
     Refinancing Conditions: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced (except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, extension or renewal and by an amount equal to any existing commitments unutilized thereunder); (b) it has a final maturity no sooner than the Debt being extended, renewed or refinanced; (c) if applicable, it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (d) the representations, covenants and defaults applicable to it are, taken as a whole, no less favorable to Borrowers than those applicable to the Debt being extended, renewed or refinanced as determined in good faith by Parent’s board of directors; (e) no additional Property or, if applicable, class of Property is subjected to a Lien to secure it; (f) no additional Person or, if applicable, category of Person is obligated on such Debt (except for Permitted Contingent Obligations arising from the guaranty of such Debt); and (g) upon giving effect to it, no Default or Event of Default exists.
     Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (d) ,(f), or (h) .
     Reimbursement Date: as defined in Section 2.3.2.
     Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve at least equal to three months rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver; provided, however, that for the first 60 days after the Closing Date, the amount of any Rent and Charges Reserve for any leased location with respect to which the Borrower is still diligently pursuing a Lien Waiver shall be $0.
     Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
     Reserve Percentage: the reserve percentage (expressed as a decimal, rounded upward to the nearest 1/100th of 1%) applicable to member banks under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).
     Restricted Investment: any Investment by a Borrower or Subsidiary that is not a Permitted Investment.
     Revolver Commitment: Lender’s obligation to make Revolver Loans and to issue Letters of Credit in an amount up to $55,000,000.
     Revolver Loan: a loan made pursuant to Section 2.1.
     Revolver Termination Date: January 11, 2012.
     Royalties: all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.
     S&P: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.
     Seasonal Advance Rate Period: the period (but no more than one period) during any Fiscal Year (a) commencing upon notice from Borrowers to Agent, which notice may only be given on (x) or after January 1 and before May 15 of such Fiscal Year and (y) so long as no

Default or Event of Default then exists, and (b) continuing until the earliest of (x) 4 months from the giving of such notice, (y) a Default or Event of Default shall occur, or (z) June 1 of such Fiscal Year.
     Secured Parties: Lender and providers of Bank Products.
     Security Documents: the Guaranties, the Deed of Hypothec, the UK Charge over Shares, Deposit Account Control Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.
     Senior Officer: the president, chief executive officer, chief financial officer, treasurer or assistant treasurer of a Borrower or, if the context requires, an Obligor.
     Slow Moving Inventory Advance Rate: 65% during the first Loan Year; 43% during the second Loan Year; 22% during the third Loan Year; and 0% thereafter.
     Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.
     Specified Payments: (i) guaranteed earn-out payments to executives of Gekko pursuant to Executive Employment Agreements by and between Gekko as in effect on the date hereof and as previously disclosed to Lender, the total amount of which payments shall not exceed in the aggregate, $3,500,000, and (ii) payments to executives (other than those specified in subsection (i) above) of Gekko pursuant to such Executive Employment Agreements which are based on the performance of such executives.
     Subordinated Debt: Debt incurred by a Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Lender.
     Subsidiary: any entity more than 50% of whose voting securities or Equity Interests is owned by a Borrower or any combination of Borrowers (including indirect ownership by a Borrower through other entities in which such Borrower directly or indirectly owns more than 50% of the voting securities or Equity Interests).

     Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     Trademark Security Agreement: each trademark security agreement pursuant to which an Obligor grants a Lien to Lender on such Obligor’s interests in trademarks, as security for the Obligations.
     Type: any type of a Loan (i.e., Base Rate Loan or LIBOR Loan) that has the same interest option and, in the case of LIBOR Loans, the same Interest Period.
     UCC: the Uniform Commercial Code as in effect in the State of California or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code or any other applicable law (including the Civil Code of Quebec) of such jurisdiction.
     UK Loan Document: any document, agreement, or instrument evidencing the loans under the UK Loan Facility, or any guaranty or security therefor.
     UK Loan Facility: the loan facility now or in the future provided by Lender to Ashworth UK, including, without limitation, any present or future guarantees thereof provided by any Borrower or Subsidiary.
     Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
     Upstream Payment: a Distribution by a Subsidiary to any Obligor or any Obligor to another Obligor (and, in the case of a Distribution by a non-wholly-owned Subsidiary, to any Obligor and any Subsidiary and to each other owner of capital stock or other equity interests of such Subsidiary on a pro rata basis based on their relative ownership interests).
     Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.
     1.2 Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Lender before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers’ certified public accountants concur in such change, and the change is disclosed to Lender.
     1.3 Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of California from time to time: “Chattel

Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”
     1.4 Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Lender’s notice address under Section 12.3.1; or (g) discretion of Lender mean its reasonable discretion. All calculations of Value, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise reasonably satisfactory to Lender (and not necessarily calculated in accordance with GAAP). No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best of Borrowers’ knowledge” or words of similar import are used in any Loan Documents, it means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates.
     For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (i) ”personal property” shall be deemed to include “movable property”, (ii) ”real property” shall be deemed to include “immovable property” and an “easement” shall be deemed to include a “servitude”, (iii) ”tangible property” shall be deemed to include “corporeal property”, (iv) ”intangible property” shall be deemed to include “incorporeal property”, (v) ”security interest” and “mortgage” shall be deemed to include a “hypothec”, (vi) all references to filing, registering or recording under the UCC shall be deemed to include publication under the Civil Code of Quebec, and all references to releasing any Lien shall be deemed to include a release, discharge and mainlevee of a hypothec, (vii) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (viii) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (ix) ”goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (x) an “agent” shall be deemed to include a “mandatary”.
SECTION 2 CREDIT FACILITIES
     2.1 Revolver Commitment.
          2.1.1 Revolver Loans. Lender agrees, on the terms set forth herein, to make Revolver Loans to Borrowers in an aggregate amount up to the Revolver Commitment, from time to time through the Commitment Termination Date. The Revolver Loans may be repaid and reborrowed as provided herein. In no event shall Lender have any obligation to honor a request for a Revolver Loan if the unpaid balance of Revolver Loans outstanding at such time (including the requested Loan) would exceed the Borrowing Base.
          2.1.2 Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrowers solely (a) to satisfy existing Debt; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for working capital and other lawful general corporate purposes of Borrowers, including Permitted Acquisitions.
          2.1.3 Voluntary Reduction or Termination of Revolver Commitment.
          (a) The Revolver Commitment shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 15 days prior written notice to Lender, Borrowers may, at their option, terminate the Revolver Commitment and this credit facility. Any notice of termination given by Borrowers shall be irrevocable; provided that a notice of termination delivered by Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrowers (by notice to Lender on or prior to the specified effective date) if such condition is not satisfied. On the termination date, Borrowers shall make Full Payment of all Obligations.
          (b) [Intentionally Deleted].
          (c) Concurrently with any reduction or termination of the Revolver Commitment occurring during the first Loan Year or second Loan Year, for whatever reason (including an Event of Default), Borrowers shall pay to Lender, as liquidated damages for loss of bargain (and not as a penalty), an amount equal to (i) 1% of the Revolver Commitment being reduced or terminated. No termination charge shall be payable if termination occurs on or after the first day of the third Loan Year, or the termination is in connection with the repayment in full of the Obligations with the proceeds of a credit facility provided in full by the commercial banking division of Lender, or with respect to which such division is the sole administrative agent.
          2.1.4 Overadvances. If the aggregate Revolver Loans exceed the Borrowing Base (“Overadvance”) or the Revolver Commitment at any time, the excess amount shall be payable by Borrowers on demand by Lender, but all such Revolver Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan

Documents. Any funding or sufferance of an Overadvance shall not constitute a waiver of the Event of Default caused thereby.
     2.2 [Intentionally Deleted]
     2.3 Letter of Credit Facility.
          2.3.1 Issuance of Letters of Credit. Lender agrees to issue or extend Letters of Credit (including the Back-Up LC which shall be issued on the Closing Date) from time to time until 20 Business Days prior to the Revolver Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:
          (a) Each Borrower acknowledges that Lender’s willingness to issue any Letter of Credit is conditioned upon its receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Lender may customarily require for issuance of a letter of credit of similar type and amount. Lender shall have no obligation to issue any Letter of Credit unless (i) it receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; and (ii) each LC Condition is satisfied.
          (b) Letters of Credit may be requested by a Borrower only (i) to support obligations of such Borrower incurred in the ordinary course of business; or (ii) for other purposes as Lender may approve from time to time in writing. The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the reasonable discretion of Lender.
          (c) Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, Lender shall not be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Lender, including any act or omission of a Governmental Authority. Lender shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.
          (d) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Lender shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Lender, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Lender may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Lender may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.
          (e) If the Borrower Agent so requests in any applicable LC Application, the Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Lender, the Borrowers shall be required to make request to the Lender for any such extension within 5 Business Days prior to the termination date of such Letter of Credit; provided, however, that the Lender shall not permit any such extension if (A) the Lender has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) one or more of the applicable conditions specified in Section 6 is not then satisfied.
          (f) Notwithstanding the provisions of this Section 2 (including without limitation Sections 2.3.1 and 2.3.2), Lender shall not be exonerated from any liability to any Borrower resulting from its gross negligence or willful misconduct.
          2.3.2 Reimbursement. If Lender honors any request for payment under a Letter of Credit, Borrowers shall pay to Lender, without duplication, on the same day (“Reimbursement Date”), the amount paid under such Letter of Credit, together with interest at the interest rate for Base Rate Revolver Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse Lender for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Revolver Loans in an amount necessary to pay all amounts due on any Reimbursement Date.
          2.3.3 Cash Collateral.
               (i) If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists and is continuing, (b) that Availability is less than zero, or (c) after the Commitment Termination Date, then Borrowers shall, at Lender’s request, Cash Collateralize the stated amount of all outstanding Letters of Credit and pay to Lender the amount of all other LC Obligations. If Borrowers fail to provide Cash Collateral as required herein, Lender may advance, as Revolver Loans, the amount of the Cash Collateral required.
               (ii) If Borrower Agent request that any Letter of Credit be renewed pursuant to Section 2.2.2(e) which causes the expiration date of such Letter of Credit to be after the Commitment Termination Date, before such renewal becomes effective, Borrower shall Cash Collateralize the stated amount of such Letter of Credit.
SECTION 3 INTEREST, FEES AND CHARGES
     3.1 Interest.
          3.1.1 Rates and Payment of Interest.
          (a) The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (other than the LC Obligations and Bank Product Debt) (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Revolver Loans. Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or payable, until paid by Borrowers. If a Loan is repaid on the same day made, one day’s interest shall accrue.
          (b) During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default if Lender in its discretion so elects, Obligations (other than the LC Obligations and Bank Product Debt) shall bear interest at the Default Rate (whether before or after any judgment). Each Borrower acknowledges that the cost and expense to Lender due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Lender for this.
          (c) Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each month; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.
          3.1.2 Application of LIBOR to Outstanding Loans.
          (a) Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Default or Event of Default, Lender may declare that no Loan may be made, converted or continued as a LIBOR Loan.
          (b) Whenever Borrowers desire to convert or continue Loans as LIBOR Loans, Borrower Agent shall give Lender a Notice of Conversion/Continuation, no later than 11:00 a.m. at least three Business Days before the requested conversion or continuation date. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into Base Rate Loans.

          3.1.3 Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans, Borrowers shall select an interest period (“Interest Period”) to apply, which interest period shall be one, two, three or six months; provided, however, that:
          (a) the Interest Period shall commence on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;
          (b) if any Interest Period commences on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would expire on a day that is not a Business Day, the period shall expire on the next Business Day; and
          (c) no Interest Period shall extend beyond the Revolver Termination Date.
          3.1.4 Interest Rate Not Ascertainable. If Lender shall determine that on any date for determining LIBOR, due to any circumstance affecting the London interbank market, adequate and fair means do not exist for ascertaining such rate on the basis provided herein, then Lender shall immediately notify Borrowers of such determination. Until Lender notifies Borrowers that such circumstance no longer exists, the obligation of Lender to make LIBOR Loans shall be suspended, and no further Loans may be converted into or continued as LIBOR Loans.
     3.2 Fees.
          3.2.1 Unused Line Fee. Borrowers shall pay to Lender a fee equal to 0.25% per annum times the amount by which the Revolver Commitment exceeds the sum of (i) the average actual daily balance of Revolver Loans and stated amount of Letters of Credit during any month, plus (ii) the Availability Block. Such fee shall be payable in arrears, on the first day of each month and on the Commitment Termination Date.
          3.2.2 LC Facility Fees. Borrowers shall pay to Lender (a) a fee equal to the Applicable Margin in effect for LIBOR Revolver Loans times the average actual daily stated amount of Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) a fronting fee equal to 0.125% per annum on the stated amount of each Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (c) all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.
          3.2.3 Closing Fee. Borrowers shall pay to Lender a closing fee of $137,500, which shall be paid concurrently with the funding of the initial Loans hereunder.
     3.3 Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by Lender of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.8, setting forth the calculation thereof in reasonable detail, submitted to Borrower Agent by Lender shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 Business Days following receipt of the certificate.
     3.4 Reimbursement Obligations. Borrowers shall reimburse Lender for all Extraordinary Expenses. Borrowers shall also reimburse Lender for all legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Lender’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Lender’s personnel or a third party. If, for any reason (including inaccurate reporting on financial statements or a Compliance Certificate), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to Lender an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. If it is determined within 30 days after an adjustment in the Applicable Margin that the Applicable Margin should have been adjusted to a lower Applicable Margin, then the proper margin shall be applied retroactively and Lender shall pay to Borrowers an amount equal to the difference between the amount of interest that would have accrued using the proper margin, such adjustment payment shall only be made by Lender if the reason for the application of the incorrect Applicable Margin is a result of calculation mistakes made by Borrowers on a Compliance Certificate (and not mistakes or inaccurate reporting on financial statements), and Borrower notifies Lender of such mistake within 30 days after such incorrect adjustment to the Applicable Margin. All amounts payable by Borrowers under this Section shall be due on demand.
     3.5 Illegality. If Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by Lender to Borrower Agent, any obligation of Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended until Lender notifies Borrower Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrowers shall prepay or, if applicable, convert all LIBOR Loans to Base Rate Loans, either on the last day of the Interest Period therefor, if Lender may lawfully continue to maintain LIBOR Loans to such day, or immediately, if Lender may not lawfully continue to maintain LIBOR Loans. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.
     3.6 Inability to Determine Rates. If Lender notifies Borrower Agent for any reason in connection with a request for a Borrowing of, conversion to or continuation of, a

LIBOR Loan that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining LIBOR for the requested Interest Period, or (c) LIBOR for the requested Interest Period does not adequately and fairly reflect the cost to Lender of funding such Loan, then the obligation of Lender to make or maintain LIBOR Loans shall be suspended until it revokes the notice. Upon receipt of the notice, Borrower Agent may revoke any pending request for a Borrowing of, conversion to or continuation of a LIBOR Loan or, failing that, will be deemed to have submitted a request for a Base Rate Loan.
     3.7 Increased Costs; Capital Adequacy.
          3.7.1 Change in Law. If any Change in Law shall:
          (a) impose modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender (except any reserve requirement reflected in LIBOR);
          (b) subject Lender to any Tax with respect to any Loan, Loan Document or Letter of Credit, or change the basis of taxation of payments to Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.8 and the imposition of, or any change in the rate of, any Excluded Tax payable by Lender); or
          (c) impose on Lender or the London interbank market any other condition, cost or expense affecting any Loan, Loan Document or Letter of Credit; and the result thereof shall be to increase the cost to Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to Lender of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, upon request by Lender pursuant to a certificate as set forth in Section 3.3, Borrowers will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.
          3.7.2 Capital Adequacy. If Lender determines that any Change in Law affecting Lender or its holding company regarding capital requirements has or would have the effect of reducing the rate of return on Lender’s or such holding company’s capital as a consequence of this Agreement, Commitments, Loans or Letters of Credit to a level below that which Lender or such holding company could have achieved but for such Change in Law (taking into consideration Lender’s and such holding company’s policies with respect to capital adequacy), then from time to time upon request pursuant to a certificate as set forth in Section 3.3 Borrowers will pay to Lender such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.
          3.7.3 Compensation. Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate Lender for any increased costs incurred or reductions suffered more than nine months prior to the date that Lender notifies Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     3.8 Mitigation. If Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay additional amounts under Section 5.8, then Lender shall use reasonable efforts to designate a different lending office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable in the future, as applicable; and (b) would not subject Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to Lender. Borrowers agree to pay all reasonable costs and expenses incurred by Lender in connection with any such designation or assignment.
     3.9 Funding Losses. If for any reason (a) any Borrowing of, or conversion to or continuation of, a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, or (c) Borrowers fail to repay a LIBOR Loan when required hereunder, then Borrowers shall pay to Lender all losses and expenses that it sustains as a consequence thereof, including loss of anticipated profits and any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds. Lender shall not be required to purchase Dollar deposits in the London interbank market or any other offshore Dollar market to fund any LIBOR Loan, but the provisions hereof shall be deemed to apply as if Lender had purchased such deposits to fund its LIBOR Loans.
     3.10 Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Lender exceeds the maximum rate, Lender may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
SECTION 4 LOAN ADMINISTRATION
     4.1 Manner of Borrowing and Funding Revolver Loans.
          4.1.1 Notice of Borrowing.
          (a) Whenever Borrowers desire funding of a Borrowing of Revolver Loans, Borrower Agent shall give Lender a Notice of Borrowing. Such notice must be received by Lender no later than 11:00 a.m. (i) on the Business Day of the requested funding date, in the case of Base Rate Loans, and (ii) at least three Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices received after 11:00 a.m. shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as Base Rate Loans or LIBOR Loans, and (D) in the case of LIBOR Loans, the duration of the applicable Interest Period (which shall be deemed to be one month if not specified).
          (b) Unless payment is otherwise timely made by Borrowers, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Bank Product Debt) shall be deemed to be a request for Base Rate Revolver Loans on the due date, in the amount of such Obligations. The proceeds of such Revolver Loans shall be disbursed as direct payment of the relevant Obligation. In addition, Lender may, at its option, charge such Obligations against any operating, investment or other account of a Borrower maintained with Lender or any of its Affiliates.
          (c) If Borrowers establish a controlled disbursement account with Lender or any of its Affiliates, then the presentation for payment of any check or other item of payment drawn on such account at a time when there are insufficient funds to cover it shall be deemed to be a request for Base Rate Revolver Loans on the date of such presentation, in the amount of the check and items presented for payment. The proceeds of such Revolver Loans may be disbursed directly to the controlled disbursement account or other appropriate account.
          4.1.2 Fundings. Lender shall fund each Borrowing on the applicable funding date and, subject to the terms of this Agreement, shall disburse the proceeds as directed by Borrower Agent.
          4.1.3 Notices. Each Borrower authorizes Lender to extend, convert or continue Loans, effect selections of interest rates, and transfer funds to or on behalf of Borrowers based on (and Lender agrees to honor subject to any conditions set forth herein) telephonic or e-mailed instructions. Borrowers shall confirm each such request by prompt delivery to Lender of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs in any material respect from the action taken by Lender, the records of Lender shall govern. Lender shall not have any liability for any loss suffered by a Borrower as a result of Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith to be a person authorized to give such instructions on a Borrower’s behalf.
     4.2 Number and Amount of LIBOR Loans; Determination of Rate.
     No more than six Borrowings of LIBOR Loans may be outstanding at any time, and each Borrowing of LIBOR Loans when made shall be in a minimum amount of $500,000, or an increment of $250,000 in excess thereof. Upon determining LIBOR for any Interest Period requested by Borrowers, Lender shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.
     4.3 Borrower Agent. Each Borrower hereby designates Parent (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Lender. Borrower Agent hereby accepts such appointment. Lender shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. Lender may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Lender shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.
     4.4 One Obligation. The Loans, LC Obligations and other Obligations shall constitute one general obligation of Borrowers and (unless otherwise expressly provided in any Loan Document) shall be secured by Lender’s Lien upon all Collateral; provided, however, that Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.
     4.5 Effect of Termination. On the effective date of any termination of the Revolver Commitment, all outstanding Obligations shall be immediately due and payable, and each Secured Party may terminate its Bank Products. All undertakings of Borrowers contained in the Loan Documents shall survive any termination until Full Payment of the Obligations, and Lender shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents until Full Payment of the Obligations. The provisions of Sections 2.3, 3.4, 3.6, 3.7, 3.9, 5.5, 5.8, 12.2 and this Section, and the obligation of each Obligor with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.
SECTION 5 PAYMENTS
     5.1 General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Indemnified Taxes or Other Taxes, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. If any payment under the Loan Documents shall be stated to be due on a day other than a Business Day, the due date shall be extended to the next Business Day and such extension of time shall be included in any computation of interest and fees. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Any prepayment of Loans shall be applied first to Base Rate Loans and then to LIBOR Loans; provided, however, that as long as no Event of Default exists, prepayments of LIBOR Loans may, at the option of Borrowers and Lender, be held by Lender as Cash Collateral and applied to such Loans at the end of their Interest Periods.
     5.2 Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium. If any Asset Disposition includes the disposition of Accounts or Inventory (other than sales of Inventory in the ordinary course of business), then Net Proceeds equal to the greater of (a) the net book value of such Accounts and Inventory, or (b) the reduction in the Borrowing Base upon giving effect to such disposition, shall be applied to the Revolver Loans. Notwithstanding anything herein to the contrary, if an Overadvance exists, Borrowers shall, on the sooner of Lender’s demand or the first Business Day after any Borrower has knowledge thereof, repay the outstanding Revolver

Loans in an amount sufficient to reduce the principal balance of Revolver Loans to the Borrowing Base.
     5.3 [Intentionally Deleted].
     5.4 Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.
     5.5 Marshaling; Payments Set Aside. Lender shall have no obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Lender, or Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
     5.6 Application of Payments. At all times commencing on the Closing Date the ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day. If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists. Each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that Lender shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Lender deems advisable, notwithstanding any entry by Lender in its records.
     5.7 Loan Account; Account Stated.
          5.7.1 Loan Account. Lender shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Debt of Borrowers resulting from each Loan or issuance of a Letter of Credit from time to time. Any failure of Lender to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Lender may maintain a single Loan Account in the name of Borrower Agent, and each Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations.
          5.7.2 Entries Binding. Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Lender in writing within 30 days after receipt or inspection that specific information is subject to dispute.
     5.8 Taxes.

          5.8.1 Payments Free of Taxes. Any and all payments by any Obligor on account of any Obligations shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if an Obligor shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Lender receives an amount equal to the sum it would have received had no such deductions been made; (b) the Obligor shall make such deductions; and (c) Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law. Without limiting the foregoing, Borrowers shall timely pay all Other Taxes to the relevant Governmental Authorities if and to the extent required by Applicable Law.
          5.8.2 Payment. Borrowers shall indemnify, hold harmless and reimburse Lender, within 10 days after demand therefor, pursuant to a certificate complying with Section 3.3, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Lender with respect to any Obligations, Letters of Credit or Loan Documents, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability setting forth the calculation thereof in reasonable detail delivered to Borrower Agent by Lender shall be conclusive absent manifest error. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower, Borrower Agent shall deliver to Lender a receipt issued by the Governmental Authority evidencing such payment or other evidence of payment reasonably satisfactory to Lender.
          5.8.3 Refunds. If Lender receives a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts hereunder, Lender shall pay to Borrower Agent an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers hereunder with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket costs and expenses of Lender incurred in obtaining such refund, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).
     5.9 Nature and Extent of Each Borrower’s Liability.
          5.9.1 Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Lender the prompt payment and performance of, all Obligations and all agreements under the Loan Documents. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and performance and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.
          5.9.2 Waivers.
          (a) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Lender to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Obligations. It is agreed among each Borrower and Lender that the provisions of this Section 5.9 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Lender would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.
          (b) Lender may, in its discretion, pursue such rights and remedies as it deems appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 5.9. If, in taking any action in connection with the exercise of any rights or remedies, Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Lender may bid all or a portion of the Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Lender or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.9, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Lender might otherwise be entitled but for such bidding at any such sale.
          5.9.3 Extent of Liability; Contribution.

          (a) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.9 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.
          (b) If any Borrower makes a payment under this Section 5.9 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.9 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.
          (c) Nothing contained in this Section 5.9 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Lender shall have the right, at any time during the existence of a Default or Event of Default, in its discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such Loans and Letters of Credit to such Borrower.
          5.9.4 Joint Enterprise. Each Borrower has requested that Lender make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease the administration of their relationship with Lender, all to the mutual advantage of Borrowers. Borrowers acknowledge and agree that Lender’s willingness to extend credit to Borrowers and to administer the Collateral on a combined basis, as set forth herein, is done solely as an accommodation to Borrowers and at Borrowers’ request.
          5.9.5 Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations.
SECTION 6 CONDITIONS PRECEDENT
     6.1 Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lender shall not be required to fund any requested Loan, issue any Letter of Credit or otherwise extend credit to Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied or waived in writing by Lender:

          (a) Each other Loan Document shall have been duly executed and delivered to Lender by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.
          (b) Lender shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence reasonably satisfactory to Lender that such Liens are the only Liens upon the Collateral, except Permitted Liens.
          (c) [intentionally deleted]
          (d) Lender shall have received duly executed agreements establishing each Dominion Account, controlled disbursement account and related lockbox, in form and substance, and with financial institutions, reasonably satisfactory to Lender.
          (e) Lender shall have received certificates, in form and substance reasonably satisfactory to it, from a knowledgeable Senior Officer of Parent certifying that, after giving effect to the initial Loans and transactions hereunder, (i) Parent together with its Subsidiaries, is Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct; and (iv) Parent and each other Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents.
          (f) Lender shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Lender may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.
          (g) Lender shall have received a written opinion of Gibson, Dunn & Crutcher LLP, as well as Canadian, and any other local counsel to Borrowers or Lender, in form and substance reasonably satisfactory to Lender.
          (h) Lender shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization. Lender shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction identified on Schedule 6.1(h).
          (i) Lender shall have received copies of policies or certificates of insurance for the insurance policies carried by Borrowers, all in compliance with the Loan Documents.
          (j) Lender shall have completed its business, financial and legal due diligence of Obligors, including a roll-forward of its previous field examination, with results reasonably satisfactory to Lender. No material adverse change in the financial condition of any Obligor or in the quality, quantity or value of any Collateral shall have occurred since October 31, 2006.

          (k) Borrowers shall have paid all fees and expenses to be paid to Lender on the Closing Date.
          (l) Lender shall have received a Borrowing Base Certificate prepared as of November 30, 2007. Upon giving effect to the initial funding of Loans and issuance of Letters of Credit, and the payment by Borrowers of all fees and expenses incurred in connection herewith as well as any payables stretched beyond their customary payment practices, Availability shall be at least $5,300,000.
     6.2 Conditions Precedent to All Credit Extensions. Lender shall not be required to fund any Loans, issue any Letters of Credit, or grant any other accommodation to or for the benefit of Borrowers, unless the following conditions are satisfied:
          (a) No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;
          (b) The representations and warranties of each Obligor in the Loan Documents shall be true and correct on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date);
          (c) All conditions precedent in any other Loan Document shall be satisfied;
          (d) No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect; and
          (e) With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.
Each request (or deemed request) by Borrowers for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant. As an additional condition to any funding, issuance or grant, Lender shall have received such other information, documents, instruments and agreements as it reasonably deems appropriate in connection therewith.
     6.3 Limited Waiver of Conditions Precedent. If Lender funds any Loans, issues any Letters of Credit or grants any other accommodation when any conditions precedent are not satisfied (regardless of whether the lack of satisfaction was known or unknown at the time), it shall not operate as a waiver of (a) the right of Lender to insist upon satisfaction of all conditions precedent with respect to any subsequent funding, issuance or grant; nor (b) any Default or Event of Default due to such failure of conditions or otherwise.
SECTION 7 COLLATERAL
     7.1 Grant of Security Interest. To secure the prompt payment and performance of all Obligations, each Borrower hereby grants to Lender a continuing security interest in and Lien upon all personal Property of such Borrower, including all of the following Property (subject to Section 7.7), whether now owned or hereafter acquired, and wherever located:

          (a) all Accounts;
          (b) all Chattel Paper, including electronic chattel paper;
          (c) all Commercial Tort Claims;
          (d) all Deposit Accounts;
          (e) all Documents;
          (f) all General Intangibles, including Intellectual Property;
          (g) all Goods, including Inventory, Equipment and fixtures;
          (h) all Instruments;
          (i) all Investment Property;
          (j) all Letter-of-Credit Rights;
          (k) all Supporting Obligations;
          (l) all monies, whether or not in the possession or under the control of Lender, or a bailee or Affiliate of Lender, including any Cash Collateral;
          (m) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and
          (n) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing;
     7.2 Lien on Deposit Accounts; Cash Collateral.
          7.2.1 Deposit Accounts. To further secure the prompt payment and performance of all Obligations, each Borrower hereby grants to Lender a continuing security interest in and Lien upon all amounts (other than Excluded Assets) credited to any Deposit Account of such Borrower, including any sums (other than Excluded Assets) in any blocked or lockbox accounts or in any accounts into which such sums are swept. Each Borrower authorizes and directs each bank or other depository to deliver to Lender, on a daily basis, all balances in each Deposit Account maintained by such Borrower with such depository for application to the Obligations then outstanding. Each Borrower irrevocably appoints Lender as such Borrower’s attorney-in-fact to collect such balances to the extent any such delivery is not so made.
          7.2.2 Cash Collateral. Any Cash Collateral may be invested, at Lender’s discretion, in Cash Equivalents, but Lender shall have no duty to do so, regardless of any agreement or course of dealing with any Borrower, and shall have no responsibility for any investment or loss. Each Borrower hereby grants to Lender a security interest in all Cash Collateral held from time to time and all proceeds thereof, as security for the Obligations, whether such Cash Collateral is held in a Cash Collateral Account or elsewhere. Lender may apply Cash Collateral to the payment of any Obligations, in such order as Lender may elect, as they become due and payable. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Lender. No Borrower or other Person claiming through or on behalf of any Borrower shall have any right to any Cash Collateral, until Full Payment of all Obligations except that when the conditions giving rise to any requirement for Cash Collateral no longer exist, such Cash Collateral shall be returned to the applicable Borrower.
     7.3 [Intentionally Deleted]
     7.4 Other Collateral.
          7.4.1 Commercial Tort Claims. Borrowers shall promptly notify Lender in writing if any Borrower has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $250,000) and, upon Lender’s request, shall promptly take such actions as Lender deems appropriate to confer upon Lender a duly perfected, first priority Lien upon such claim.
          7.4.2 Certain After-Acquired Collateral. Borrowers shall promptly notify Lender in writing if, after the Closing Date, any Borrower obtains any interest in any Collateral (which in the aggregate exceeds $100,000) consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights and, upon Lender’s request, shall promptly take such actions as Lender deems appropriate to effect Lender’s duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver. If any Collateral is in the possession of a third party, at Lender’s request, Borrowers shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Lender.
     7.5 No Assumption of Liability. The Lien on Collateral granted hereunder is given as security only and shall not subject Lender to, or in any way modify, any obligation or liability of Borrowers relating to any Collateral.
     7.6 Further Assurances; Extent of Liens. Promptly upon request, Borrowers shall deliver such instruments, assignments, title certificates, or other documents or agreements, and shall take such actions, as Lender reasonably deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Borrower authorizes Lender to file any financing statement that indicates the Collateral as “all assets (other than Excluded Assets)” or “all personal property (other than Excluded Assets)” of such Borrower, or words to similar effect, and ratifies any action taken by Lender before the Closing Date to effect or perfect its Lien on any Collateral. All of Lender’s Liens on Collateral (and all evidences of such Liens), whether effected hereunder or under any other Loan Document, are granted to Lender as agent for the benefit of all Secured Parties.
     7.7 Foreign Subsidiary Stock. Excluded Assets. (i) Notwithstanding Section 7.1, the Collateral shall include only 65% of the voting stock of any Foreign Subsidiary. No security interest is granted with respect to, and no security interest hereunder or any other Loan Document shall attach to, any Excluded Assets.

SECTION 8 COLLATERAL ADMINISTRATION
     8.1 Borrowing Base Certificates. By the 15th day of each month (or such later time as Lender may approve (via e-mail or otherwise)), Borrowers shall deliver to Lender a Borrowing Base Certificate prepared as of the close of business of the previous month, and at such other times as Lender may request. All calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrowers and certified by a Senior Officer, provided that Lender may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account or otherwise; (b) reflect changes in dilution in accordance with the Dilution Percentage and the Accounts Formula Amount and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve.
     8.2 Administration of Accounts.
          8.2.1 Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Lender sales, collection, reconciliation (including a reconciliation from the general ledger to agings) and other reports in form reasonably satisfactory to Lender, on such periodic basis as Lender may request. Each applicable Borrower shall also provide to Lender, on or before the 15th day of each month, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Lender may reasonably request. If Accounts in an aggregate face amount of $200,000 or more cease to be Eligible Accounts, Borrowers shall notify Lender of such occurrence promptly (and in any event within two Business Days) after any Borrower has knowledge thereof.
          8.2.2 Taxes. If an Account of any Borrower includes a charge for any Taxes, Lender is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that Lender shall not be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.
          8.2.3 Account Verification. Whether or not a Default or Event of Default exists, Lender shall have the right at any time, in the name of Lender, any designee of Lender or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise. Borrowers shall cooperate fully with Lender in an effort to facilitate and promptly conclude any such verification process.
          8.2.4 Maintenance of Dominion Account. Borrowers shall maintain Dominion Accounts pursuant to lockbox or other arrangements acceptable to Lender. Borrowers shall obtain an agreement (in form and substance reasonably satisfactory to Lender) from each lockbox servicer and Dominion Account bank, establishing Lender’s control over and Lien in the lockbox or Dominion Account, requiring daily deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. If a Dominion Account is not maintained with Lender, Lender may require daily transfer of all funds in such account to a Dominion Account maintained with

Lender. Lender does not assume any responsibility to Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.
          8.2.5 Proceeds of Collateral. Borrowers shall request in writing and otherwise take all commercially reasonable steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). Except as otherwise set forth in Section 8.2.6, if any Borrower or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Lender and promptly (not later than the next Business Day) deposit same (other than Operating Cash consisting of cash on hand held at a retail location) into a Dominion Account.
          8.2.6 Excluded Bank Accounts; Operating Cash. Notwithstanding any provision of this Section 8.2 or any other provision of any Loan Document to the contrary, (A) Borrowers and Subsidiaries may maintain accounts used exclusively for workers compensation, payroll, 401(k) and employee health insurance and trust accounts that are not a part of the cash management and control systems described herein (and not subject to a Deposit Account Control Agreement) provided that no Obligor shall accumulate or maintain cash in such accounts as of any date of determination in excess of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements (B) Obligors may maintain local cash accounts that are not a part of the cash management and control systems described herein (and not subject to a Deposit Account Control Agreement) which individually do not contain funds in excess of $25,000 and, together with all other such local cash accounts, do not contain funds in excess of $500,000; and monies in any such account in excess of such amounts shall be swept within 3 Business Days to a Dominion Account (or a lockbox relating to a dominion account); (C) Obligors may maintain Operating Cash on hand with respect to their retail locations in amounts not to exceed the amounts the Obligors have maintained in the ordinary course of business; (D) Borrowers may maintain the deposit accounts set forth on Schedule 8.2.6 subject only to springing cash management and control systems as reasonably requested by Lender, so long as the balance of any such account does not exceed $250,000 at any time; (E) Ashworth UK may maintain bank accounts in the United Kingdom which shall not be subject to the cash management and control systems described herein; and (F) Borrowers may maintain the Union Bank Cash Collateral Account referred to on Schedule P-3.
     8.3 Administration of Inventory.
          8.3.1 Records and Reports of Inventory. Each Borrower shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Lender inventory and reconciliation reports (including a reconciliation from the general ledger to the perpetual inventory) in form reasonably satisfactory to Lender, on such periodic basis as Lender may request. Each Borrower shall conduct periodic cycle counts consistent with historical practices, and shall provide to Lender a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Lender may request.
          8.3.2 Returns of Inventory. No Borrower shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the ordinary course of business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; (c) Lender is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $200,000; and (d) any payment received by a Borrower for a return is promptly remitted to Lender for application to the Obligations.
          8.3.3 Acquisition, Sale and Maintenance. No Borrower shall acquire or accept more than $50,000 at any one time (valued at the applicable Borrower’s cost) of any Inventory on consignment or approval, unless the same is identified to Lender and excluded from the Borrowing Base, and shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA. No Borrower shall sell any Inventory on consignment or approval or any other basis (other than customary rights of return) under which the customer may return or require a Borrower to repurchase such Inventory. Borrowers shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.
     8.4 Administration of Equipment.
          8.4.1 Records and Schedules of Equipment. Each Borrower shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and at any time a Default or Event of Default exists shall submit to Lender, on such periodic basis as Lender may request, a current schedule thereof, in form reasonably satisfactory to Lender. Promptly upon request, Borrowers shall deliver to Lender evidence of their ownership or interests in any Equipment.
          8.4.2 Dispositions of Equipment. No Borrower shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Lender, other than (a) a Permitted Asset Disposition; and (b) disposal, sale or replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens.
          8.4.3 Condition of Equipment. The Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted. Each Borrower shall ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications. No Borrower shall permit any Equipment to become affixed to real Property unless any landlord or mortgagee delivers a Lien Waiver.
     8.5 Administration of Deposit Accounts. Schedule 8.5 sets forth all Deposit Accounts maintained by Borrowers, including all Dominion Accounts. Each Borrower shall take all actions necessary to establish Lender’s control of each such Deposit Account (except as permitted by Section 8.2.6 and with respect to any account containing not more than $25,000 at any time). Each Borrower shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than Lender) to have control over a Deposit Account or any Property deposited therein. Except as permitted by Section 8.2.6, each Borrower shall promptly notify Lender of any opening or closing of a Deposit Account and, with the consent of Lender, will amend Schedule 8.5 to reflect same.

     8.6 General Provisions.
          8.6.1 Location of Collateral. All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Borrowers at the business locations set forth in Schedule 8.6.1, except that Borrowers may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral to another location in the United States or Canada other than a location listed on Schedule 8.6.1, so long as Borrowers give 30 Business Days prior written notice to Lender and take all steps necessary pursuant to Section 7.6 to perfect Lender’s security interest in such Collateral prior to it being moved to a new location.
          8.6.2 Insurance of Collateral; Condemnation Proceeds.
          (a) Each Borrower shall maintain insurance with respect to the Collateral, covering casualty, hazard, public liability, theft, malicious mischief, flood (if necessary) and other risks, in amounts, with endorsements and with insurers (with a Best Rating of at least A7, unless otherwise approved by Lender) reasonably satisfactory to Lender. All proceeds under each such policy (other than proceeds constituting Excluded Assets) shall be payable to Lender. From time to time upon request, Borrowers shall deliver to Lender the originals or certified copies of its insurance policies and updated flood plain searches. Unless Lender shall agree otherwise, each policy shall include reasonably satisfactory endorsements (i) showing Lender as sole loss payee or additional insured, as appropriate (except with respect to insurance proceeds constituting Excluded Assets); (ii) requiring 30 days prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Lender shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Borrower fails to provide and pay for any insurance required hereunder or under Section 10.1.7, Lender may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor. Each Borrower agrees to deliver to Lender, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Borrowers may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Lender. If an Event of Default exists, only Lender shall be authorized to settle, adjust and compromise such claims (except claims in respect of Excluded Assets).
          (b) Any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance and other than proceeds constituting Excluded Assets) and any awards arising from condemnation of any Collateral shall be paid to Lender. Any such proceeds or awards that relate to Inventory shall be applied to payment of the Revolver Loans, and then to any other Obligations outstanding.
          (c) If requested by Borrowers in writing within 60 days after Lender’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Collateral consisting of Equipment or Real Estate which are to be payable to Lender pursuant to clauses (a) and (b), Borrowers may use such proceeds or awards to repair or replace such Equipment or Real Estate (and until so used, the proceeds shall be held by Lender as Cash Collateral) as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans reasonably satisfactory to Lender; (iii) replacement buildings are constructed on the sites of the original casualties and are of comparable size, quality and utility to the destroyed buildings; (iv) the repaired or replaced

Property is free of Liens, other than Permitted Liens; and (v) Borrowers comply with disbursement procedures for such repair or replacement as Lender may reasonably require.
          8.6.3 Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Lender to any Person to realize upon any Collateral, shall be borne and paid by Borrowers. Lender shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Lender’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.
          8.6.4 Defense of Title to Collateral. Each Borrower shall at all times defend its title to Collateral and Lender’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.
     8.7 Power of Attorney. Each Borrower hereby irrevocably constitutes and appoints Lender (and all Persons designated by Lender) as such Borrower’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Lender, or Lender’s designee, may, without notice and in either its or a Borrower’s name, but at the cost and expense of Borrowers:
          (a) Endorse a Borrower’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Lender’s possession or control; and
          (b) During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Lender deems advisable; (iv) take control, in any manner, of any proceeds of Collateral; (v) prepare, file and sign a Borrower’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Borrower, and notify postal authorities to change the address for delivery thereof to such address as Lender may designate; (vii) endorse any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading, or similar document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use a Borrower’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to any Collateral; (x) make and adjust claims under policies of insurance; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit or banker’s acceptance for which a Borrower is a beneficiary; and (xii) take all other actions as Lender deems appropriate to fulfill any Borrower’s obligations under the Loan Documents.

SECTION 9 REPRESENTATIONS AND WARRANTIES
     9.1 General Representations and Warranties. To induce Lender to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Borrower represents and warrants that:
          9.1.1 Organization and Qualification. Each Borrower and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Borrower and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.
          9.1.2 Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, other than those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate in any material respect or cause a material default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Obligor.
          9.1.3 Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
          9.1.4 Capital Structure. Schedule 9.1.4 shows, for each Borrower and Subsidiary, its name, its jurisdiction of organization, its authorized and issued Equity Interests as of the date hereof (except with respect to Parent), the holders of its Equity Interests as of the date hereof (except with respect to Parent), and to the knowledge of Parent, all agreements as of the date hereof binding on such holders with respect to their Equity Interests. Each Borrower has good title to its Equity Interests in its Subsidiaries, subject only to Lender’s Lien and Permitted Liens, and all such Equity Interests are duly issued, fully paid and non-assessable. As of the date hereof, except as set forth on Schedule 9.1.4, there are no outstanding options to purchase, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to any Equity Interests of any Borrower or Subsidiary.
          9.1.5 Corporate Names; Locations. During the five years preceding the Closing Date, except as shown on Schedule 9.1.5, no Borrower or Subsidiary has been known as or used any corporate, fictitious or trade names, has been the surviving corporation of a merger or combination, or has acquired any substantial part of the assets of any Person. The chief executive offices and other places of business of Borrowers and Subsidiaries are shown on Schedule 8.6.1.
          9.1.6 Title to Properties; Priority of Liens. Each Borrower and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to valid leasehold interests in, or valid license to use all of its personal Property, including all Property reflected in any financial statements delivered to Lender, in each case free of Liens except Permitted Liens. Each Borrower and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All

Liens of Lender in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Lender’s Liens under this Agreement or that have priority by operation of Applicable Law.
          9.1.7 Accounts. Lender may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect thereto. Borrowers warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:
          (a) it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;
          (b) it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the ordinary course of business, and substantially in accordance with any purchase order, contract or other document relating thereto;
          (c) it is for a sum certain, maturing as stated in the invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Lender on request;
          (d) it is not subject to any offset, Lien (other than Lender’s Lien and Permitted Liens set forth in Section 10.2.2 (c)), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the ordinary course of business and disclosed to Lender; and it is absolutely owing by the Account Debtor, without contingency in any respect;
          (e) no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Lender (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;
          (f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the ordinary course of business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Lender hereunder; and
          (g) to the best of Borrowers’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectibility of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.
          9.1.8 Financial Statements. The consolidated balance sheets, and related statements of operations, cash flow and stockholder’s equity, of Borrowers and Subsidiaries that have been and are hereafter delivered to Lender, are prepared in accordance with GAAP, and fairly present the financial positions and results of operations of Borrowers and Subsidiaries at the dates and for the periods indicated, subject, in the case of unaudited financial statements, to changes resulting from audit and year-end adjustments and the absence of footnotes. All projections delivered from time to time to Lender have been prepared in good faith, based on assumptions believed by Borrowers to be reasonable at the time made in light of the circumstances at such time. Since October 31, 2006, there has been no change in the condition, financial or otherwise, of any Borrower or Subsidiary that could reasonably be expected to have a Material Adverse Effect. Material Obligors, taken as a whole, are Solvent.
          9.1.9 Surety Obligations. Except as set forth in Schedule 9.1.9, no Borrower or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.
          9.1.10 Taxes. Each Borrower and Subsidiary has filed all federal and all material state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested or to the extent constituting Immaterial Tax obligations. The provision for Taxes on the books of each Borrower and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.
          9.1.11 Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.
          9.1.12 Intellectual Property. Each Borrower and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others. Except as would not reasonably be expected to have a Material Adverse Effect, there is no pending or, to any Borrower’s knowledge, threatened Intellectual Property Claim with respect to any Borrower, any Subsidiary or any of their Property (including any Intellectual Property). Except as disclosed on Schedule 9.1.12 or as otherwise disclosed to Lender in writing, no Borrower or Subsidiary pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property in excess of $100,000 per year with respect to each such Person. All Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, any Borrower or Subsidiary is shown on Schedule 9.1.12.
          9.1.13 Governmental Approvals. Except as could not reasonably be expected to have a Material Adverse Effect, each Borrower and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrowers and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.
          9.1.14 Compliance with Laws. Each Borrower and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, there have been no citations, notices or orders of noncompliance issued to any Borrower or Subsidiary under any Applicable Law. No Inventory has been produced in violation of the FLSA.

          9.1.15 Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.15, or as would not reasonably be expected to have a Material Adverse Effect, no Borrower’s or Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up. Except as would not reasonably be expected to have a Material Adverse Effect, no Borrower or Subsidiary has received any Environmental Notice. Except as would not reasonably be expected to have a Material Adverse Effect, no Borrower or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it.
          9.1.16 Burdensome Contracts. No Borrower or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect.
          9.1.17 Litigation. Except as shown on Schedule 9.1.17, there are no proceedings or investigations pending or, to any Borrower’s knowledge, threatened against any Borrower or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect. No Borrower or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority.
          9.1.18 No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default.
          9.1.19 ERISA. Except as disclosed on Schedule 9.1.19:
          (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
          (b) There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.
          (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
          (d) With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.
          9.1.20 Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Borrower or Subsidiary and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. There exists no condition or circumstance that could reasonably be expected to impair the ability of any Borrower or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.
          9.1.21 Labor Relations. Except as set forth on Schedule 9.1.21, no Borrower or Subsidiary is party to or bound by any collective bargaining agreement, management agreement or consulting agreement which Borrowers’ obligations thereunder exceeds $500,000. There are no grievances, disputes or controversies with any union or other organization of any Borrower’s or Subsidiary’s employees, or, to any Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining that could individually or in the aggregate reasonably be expected to have a Material Adverse Effect.
          9.1.22 Payable Practices. Except as would not reasonably be expected to have a Material Adverse Effect, no Borrower or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date.
          9.1.23 Not a Regulated Entity. No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.
          9.1.24 Margin Stock. No Borrower or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

     9.2 Complete Disclosure. None of the representations or warranties made by any Borrower in the Loan Documents as of the date such representations and warranties are made or deemed made, considering each of the foregoing in the context in which it was made and together with all other representations, warranties and written statements theretofore furnished by such Obligor to the Lender in connection with the Loan Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make such representation, warranty or written statement, in light of the circumstances under which it is made, not misleading as of the time when made or delivered; provided that the Borrowers’ representation and warranty as to any forecast, projection or other statement regarding future performance, future financial results or other future development is limited to the fact that such forecast, projection or statement was prepared in good faith on the basis of information and assumptions that the Borrowers believed to be reasonable as of the date such material was prepared (it being understood that the projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrowers’ control, and that no assurance can be given that the projections will be realized).
SECTION 10 COVENANTS AND CONTINUING AGREEMENTS
     10.1 Affirmative Covenants. As long as any Commitment or Obligations are outstanding, each Borrower shall, and shall cause each Subsidiary to:
          10.1.1 Inspections; Appraisals.
          (a) Permit Lender from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Borrower or Subsidiary, inspect, audit and make extracts from any Borrower’s or Subsidiary’s books and records, and discuss on a confidential basis with its officers, employees, agents, advisors and independent accountants such Borrower’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. Lender shall not have any duty to any Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with any Borrower. Borrowers acknowledge that all inspections, appraisals and reports are prepared by Lender for its purposes, and Borrowers shall not be entitled to rely upon them.
          (b) Reimburse Lender for all its reasonable charges, costs and expenses in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Lender reasonably deems appropriate, up to twice per Loan Year; and (ii) appraisals of Inventory up to one time per Loan Year; provided, however, that if an examination or appraisal is initiated during a Default or Event of Default, all charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limits. Subject to and without limiting the foregoing, Borrowers specifically agree to pay Lender’s then standard charges (such standard charges as of the Closing Date are $850 per day per person plus out of pocket expenses) for each day that an employee of Lender or its Affiliates is engaged in any examination activities, and shall pay the standard charges of Lender’s internal appraisal group. This Section shall not be construed to limit Lender’s right to conduct examinations or to obtain appraisals at any time in its reasonable discretion, nor to use third parties for such purposes.

          10.1.2 Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Lender:
          (a) as soon as available, and in any event within 120 days after the close of each Fiscal Year, consolidated balance sheets of Parent and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of operations, cash flow and stockholders’ equity for such Fiscal Year, on a consolidated basis for Borrowers and Subsidiaries, which consolidated statements shall be audited and certified (without qualification as to scope, “going concern” or similar items) by a firm of independent certified public accountants of recognized standing selected by Borrowers and reasonably acceptable to Lender, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Lender (the documents required to be delivered pursuant to this clause (a) shall be deemed to have been delivered on the date on which such documents are posted on the Securities and Exchange Commission’s website at www.sec.gov;
          (b) commencing with the 3rd month of each Fiscal Year, as soon as available, and in any event within 30 days after the end of each month (but within 45 days after the last month in each fiscal quarter and by February 15th with respect to November and December of the preceding year), unaudited balance sheets as of the end of such month and the related statements of operations and cash flow for such month and for the portion of the Fiscal Year then elapsed, on a consolidated basis for Borrowers and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes (the documents required to be delivered pursuant to this clause (b) shall be deemed to have been delivered on the date on which such documents are posted on the Securities and Exchange Commission’s website at www.sec.gov;
          (c) concurrently with delivery of financial statements under clauses (a) and (b) above, a Compliance Certificate executed by a Senior Officer of Borrower Agent;
          (d) concurrently with delivery of financial statements under clause (a) above, copies of all management letters (if available) and other material reports submitted to Borrowers by their accountants in connection with such financial statements;
          (e) not later than 45 days after the end of each Fiscal Year, projections of Borrowers’ consolidated balance sheets, results of operations, cash flow and Availability for the next Fiscal Year, month by month;
          (f) concurrently with the delivery of Borrowing Base Certificates pursuant to Section 8.1, a listing of each Borrower’s trade payables (excluding the trade payables with respect to the Borrowers’ operations in Canada), specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Lender;
          (g) promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Borrower has sent to its stockholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Borrower files with the Securities and Exchange Commission or any other Governmental

Authority, or any securities exchange; and copies of any press releases or other statements made available by a Borrower to the public concerning material changes to or developments in the business of such Borrower (the documents required to be delivered pursuant to this clause (g) shall be deemed to have been delivered on the date on which such documents are posted on the Securities and Exchange Commission’s website at www.sec.gov;
          (h) promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan; and
          (i) such other reports and information (financial or otherwise) as Lender may reasonably request from time to time in connection with any Collateral or any Borrower’s, Subsidiary’s or other Obligor’s financial condition or business.
          10.1.3 Notices. Notify Lender in writing, promptly after a Borrower’s obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the threat or commencement of any proceeding or investigation that would reasonably be expected to have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract that could reasonably be expected to have a Material Adverse Effect; (c) any default under or termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $200,000; (f) the assertion of any Intellectual Property Claim, that could reasonably be expected to have a Material Adverse Effect; (g) any violation or asserted violation by Parent or its Subsidiaries of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), that could reasonably be expected to have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor; or receipt of any Environmental Notice that could reasonably be expected to have a Material Adverse Effect; (i) the occurrence of any ERISA Event; (j) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants; or (k) any opening of a new office or place of business where any Borrowers’ Accounts, Inventory or Borrower’s books and records are located, at least 30 days after such opening.
          10.1.4 Landlord and Storage Agreements. Upon request, provide Lender with copies of all existing material agreements, and promptly after execution thereof provide Lender with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.
          10.1.5 Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect.
          10.1.6 Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested or constitute Immaterial Taxes.

          10.1.7 Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best Rating of at least A7, unless otherwise approved by Lender) reasonably satisfactory to Lender, (a) with respect to the Properties and business of Borrowers and Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance in an amount not less than $50,000,000, with deductibles and subject to an Insurance Assignment reasonably satisfactory to Lender.
          10.1.8 Licenses. Except as would not reasonably be expected to have a Material Adverse Effect, keep each material License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Borrowers and Subsidiaries in full force and effect; promptly notify Lender of any proposed material modification to any such License, or entry into any new material License, in each case at least 30 days prior to its effective date; pay all Royalties when due unless being contested in good faith; and notify Lender of any default or breach asserted by any Person to have occurred under any material License.
          10.1.9 Future Subsidiaries. Promptly notify Lender upon any Person becoming a Subsidiary and, if such Person is not a Foreign Subsidiary, cause it to guaranty the Obligations in a manner satisfactory to Lender, and to execute and deliver such documents, instruments and agreements and to take such other actions as Lender shall reasonably require to evidence and perfect a Lien in favor of Lender on all assets of such Person, including delivery of such legal opinions, in form and substance reasonably satisfactory to Lender, as it shall reasonably deem appropriate.
          10.1.10 Merger of Ashworth Store III. Parent shall cause Ashworth Store III, formally to be merged into Parent within 180 days of the Closing Date. Prior to the date of such merger, Ashworth Store III shall neither hold nor receive any material assets, debt or equity, nor engage in any business other than winding up and merging into Parent (and any activity reasonably related thereto).
          10.1.11 Post-Closing Covenants. Each Borrower shall satisfy each of the covenants set forth in Schedule 10.1.12 within the time periods specified therein.
     10.2 Negative Covenants. As long as any Commitment or Obligations are outstanding, each Borrower shall not, and shall cause each Subsidiary not to:
          10.2.1 Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:
          (a) the Obligations;
          (b) Subordinated Debt;
          (c) Permitted Purchase Money Debt and Permitted Capital Leases;

          (d) Borrowed Money as identified on Schedule 10.2.1(d) (other than the Obligations, Subordinated Debt and Permitted Purchase Money Debt), but only to the extent outstanding on the Closing Date and not satisfied with proceeds of the initial Loans;
          (e) Bank Product Debt;
          (f) Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by a Borrower or Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed $1,000,000 in the aggregate at any time;
          (g) Permitted Contingent Obligations;
          (h) the Real Estate Term Loan in the maximum outstanding amount of up to the principal amount of $11,650,000 and the Debt outstanding under the UK Loan Facility;
          (i) Refinancing Debt as long as each Refinancing Condition is satisfied;
          (j) Investments that are not Restricted Investments;
          (k) Hedging Agreements permitted under Section 10.2.15;
          (l) Debt in respect of (i) workers’ compensation claims or obligations in respect of health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or completion, bid, performance, appeal or surety bonds issued for the account of any Borrower or Subsidiary, bankers acceptances and other similar obligations not constituting Borrowed Money that are incurred in the ordinary course of business, and (ii) guarantees of, or obligations of any Borrower or any Subsidiary with respect to letters of credit supporting, any obligations described in clause (m);
          (m) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Debt is extinguished within five Business Days of incurrence;
          (n) Debt arising in connection with endorsement of instruments for deposit in the ordinary course of business;
          (o) Debt with respect to the deferred purchase price due to the seller for any Permitted Acquisition, provided that such Debt is subordinated to the Obligations on terms reasonably acceptable to Lender;
          (p) Debt arising from agreements of any Borrower or any Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any Subsidiary or any other business or assets, other than guarantees of Debt incurred by any Person acquiring all or any portion of such Subsidiary, business or assets for the purpose of financing such acquisition;

          (q) Unsecured Debt assumed in connection with Permitted Acquisitions in an aggregate amount not to exceed $1,000,000 at any time outstanding;
          (r) Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien and does not exceed $1,000,000 in the aggregate at any time.
          10.2.2 Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):
          (a) Liens granted pursuant to the Security Documents and other Liens in favor of Lender;
          (b) Purchase Money Liens securing Permitted Purchase Money Debt and Capital Lease Liens securing Permitted Capital Leases;
          (c) Liens for Taxes not yet past due or being Properly Contested;
          (d) statutory Liens, such as carriers’, warehousemen’s, materialmen’s, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens (other than Liens for Taxes or imposed under ERISA and Landlord’s and Lessors’ Liens) arising in the ordinary course of business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Borrower or Subsidiary;
          (e) (i) Liens incurred or deposits or pledges made in the ordinary course of business to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), statutory obligations and other similar obligations, or arising as a result of progress payments under government contracts, as long as such Liens are at all times junior to Lender’s Liens, and (ii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Liens for Taxes or imposed by ERISA;
          (f) (i) landlords’ and lessors’ Liens in respect of rent not in default and (ii) Liens arising in the ordinary course of business that are subject to Lien Waivers;
          (g) Liens arising by virtue of a judgment or judicial order against any Borrower or Subsidiary, or any Property of a Borrower or Subsidiary, as long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which the proceedings may be initiated has not expired;
          (h) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any Debt and do not interfere with the ordinary course of business;
          (i) normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection; and

          (j) existing Liens shown on Schedule 10.2.2 and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) except as permitted by Section 10.2.1, does not secure an aggregate amount of Debt, if any, greater than that secured on the Closing Date and (ii) is not expanded beyond the property or categories of property subject thereto on the Closing Date;
          (k) leases or subleases of the properties of any Borrower or Subsidiary granted by such Person to third parties, in each case entered into in the ordinary course of business so long as such leases or subleases do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Borrower or Subsidiary or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;
          (l) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Borrower or Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks or security intermediary with which such accounts are maintained, securing amounts owing to such bank or securities intermediary including with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Debt;
          (m) Liens on fixed assets acquired in connection with a Permitted Acquisition so long as such Liens were existing at the time of such Acquisition by a Borrower or Subsidiary and were not incurred, extended or renewed in contemplation of such Acquisition; provided that (i) the Debt secured by such Lien is permitted under Section 10.2.1, (ii) the Lien shall attach solely to the property acquired, and (iii) at the time of acquisition of such fixed assets, the aggregate amount remaining unpaid on all Debt secured by Liens on such fixed assets whether or not assumed by a Borrower or Subsidiary shall not exceed an amount equal to the fair market value at the time of acquisition of such fixed assets;
          (n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
          (o) Liens securing Refinancing Debt permitted sunder Section 10.2.1.
          (p) Liens on property of and Equity Interests in a Foreign Subsidiary securing Debt of such Foreign Subsidiary permitted under Section 10.2.1(h);
          (q) Liens incidental to the conduct of the business or the ownership of the assets of any Borrower or Subsidiary that (x) were not incurred in connection with Borrowed Money, (y) do not in the aggregate materially detract from the value of the assets subject thereto or materially impair the use thereof in the operation of such business and (z) do not secure obligations aggregating in excess of $500,000.
          10.2.3 [Intentionally deleted].

          10.2.4 Distributions; Upstream Payments. Declare or make any Distributions, except the Borrowers and their Subsidiaries may declare and pay Upstream Payments and Permitted Distributions.
          10.2.5 Restricted Investments. Make any Restricted Investment.
          10.2.6 Disposition of Assets. Make any Asset Disposition, except a Permitted Asset Disposition, a disposition of Equipment under Section 8.4.2, or a transfer of Property by a Subsidiary or Obligor to a Borrower.
          10.2.7 Loans. Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the ordinary course of business; (b) prepaid expenses and extensions of trade credit made in the ordinary course of business; (c) deposits with financial institutions permitted hereunder; (d) as long as no Default or Event of Default exists, intercompany loans by a Subsidiary to a Borrower, (e) Permitted Investments, and (f) a Loan by a Borrower to Ashworth UK, provided that not more than $4,000,000 of such loans may be outstanding at any one time.
          10.2.8 Restrictions on Payment of Certain Debt. (a) Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any Subordinated Debt, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt (and a Senior Officer of Borrower Agent shall certify to Lender, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied); or (b) if an Event of Default has occurred and is continuing or will result after giving effect thereto, make any voluntary prepayment of Borrowed Money (other than the Obligations or the Debt outstanding under the UK Loan Facility) prior to the due date for any payments under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Lender).
          10.2.9 Fundamental Changes. Merge, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except for mergers or consolidations of a wholly-owned Subsidiary into a Borrower or the merger set forth in Section 10.1.11; change its name or conduct business under any fictitious name without giving Lender 30 days advance written notice thereof; change its tax, charter or other organizational identification number; or change its form or state of organization without giving Lender 30 days advance written notice thereof.
          10.2.10 Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9 and 10.2.5; or permit any existing Subsidiary to issue any additional Equity Interests except director’s qualifying shares.
          10.2.11 Organic Documents. Amend, modify or otherwise change any of its Organic Documents except for any amendment, modification or other change that does not adversely affect Lender or any duty to pay the Obligations.
          10.2.12 Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Borrowers and Subsidiaries.

          10.2.13 Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.
          10.2.14 [Intentionally Omitted].
          10.2.15 Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the ordinary course of business and not for speculative purposes.
          10.2.16 Conduct of Business. Engage in any business, other than its business as conducted on the Closing Date and any activities incidental thereto and business reasonably related and/or complementary thereto.
          10.2.17 Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered (including, without limitation, Specified Payments), and loans and advances permitted by Section 10.2.7; (c) payment of customary directors’ fees and indemnities; (d) transactions solely among Borrowers and/or Borrowers and Ashworth UK as set forth in Section 10.2.7; (e) transactions with Affiliates that were consummated prior to the Closing Date, as shown on Schedule 10.2.17; (f) transactions with Affiliates in the ordinary course of business, upon fair and reasonable terms fully disclosed to Lender and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate; (g) Permitted Distributions; (h) Permitted Investments; (i) Permitted Asset Dispositions, (j) payment of administrative or related expenses of Ashworth UK in the ordinary course of business and consistent with past practices, and (k) real property lease payments to EDC with respect to Borrower’s facility located in Oceanside, California.
          10.2.18 Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date.
          10.2.19 Amendments to Subordinated Debt. Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, if such modification (a) increases the principal balance of such Debt, or increases any required cash payment payable prior to the Full Payment of all Obligations; (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (c) shortens the final maturity date or otherwise accelerates amortization; (d) increases the interest rate; (e) increases or adds any fees or charges; (f) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Borrower or Subsidiary, or that is otherwise materially adverse to any Borrower, any Subsidiary or Lender; or (g) results in the Obligations not being fully benefited by the subordination provisions thereof.
          10.2.20 Financial Covenants. [Intentionally Deleted]
SECTION 11 EVENTS OF DEFAULT; REMEDIES ON DEFAULT
          11.1 Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

          (a) A Borrower fails to pay (i) when and as required to be paid hereunder, any amount of principal or interest of any Loan or any reimbursement of any drawing under a Letter of Credit, or (ii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document;
          (b) Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;
          (c) A Borrower breaches or fail to perform any covenant contained in Sections 2.1.4, 6.3, 7.4, 7.6, 8.1, 8.2.4, 8.2.5, 8.6.2, 10.1.1(a), 10.1.2, or 10.2;
          (d) An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Lender, whichever is sooner;
          (e) A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Lender; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Lender);
          (f) Any “Event of Default” occurs under the Real Estate Term Loan, any UK Loan Document, or any other document, instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $500,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such “Event of Default”;
          (g) Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $500,000 (net of any insurance coverage therefor not disputed by the insurer), and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days consecutive days during which execution shall not be effectively stayed, by reason of a pending appeal or otherwise;
          (h) A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $500,000;
          (i) Any Material Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; any Material Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of any Material Obligor’s business for a material period of time; any material Collateral or Property of the Obligors (taken as a whole) is taken or impaired through condemnation; any Material Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or Material Obligors, taken as a whole cease to be Solvent;
          (j) An Insolvency Proceeding is commenced by any Material Obligor; any Material Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of any Material Obligor; or an Insolvency Proceeding is commenced against any Material Obligor and: the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely controverted by the Obligor, the petition is not dismissed within 30 days after filing, or an order for relief is entered in the proceeding;
          (k) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;
          (l) An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any material Collateral; or
          (m) A Change of Control occurs; or any event occurs or condition exists that has a Material Adverse Effect.
     11.2 Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Borrower, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and all Commitments shall terminate, without any action by Lender or notice of any kind. In addition, or if any other Event of Default exists, Lender may in its discretion do any one or more of the following from time to time:
          (a) declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;
          (b) terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;
          (c) require Obligors to Cash Collateralize the Obligations including the LC Obligations and Obligations in respect of Bank Products but excluding other contingent Obligations such as rights to indemnification as to which no claim has been made, and, if Obligors fail promptly to deposit such Cash Collateral, Lender may advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and
          (d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrowers to assemble Collateral, at Borrowers’ expense, and make it available to Lender at a place designated by Lender; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Borrower, Borrowers agree not to charge for such storage); and (iv) sell or otherwise dispose of any

Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Lender, in its discretion, deems advisable. Each Borrower agrees that 10 days notice of any proposed sale or other disposition of Collateral by Lender shall be reasonable. Lender shall have the right to conduct such sales on any Obligor’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. Lender shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Lender may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.
     11.3 License. Except (i) with respect to Intellectual Property constituting Excluded Assets, or (ii) as prohibited by any agreement (including any License) with respect to any Intellectual Property, Lender is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person), effective at any time that a Default or Event of Default has occurred and is continuing, any or all Intellectual Property of Borrowers, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral.
     11.4 Setoff. At any time during an Event of Default, Lender and its Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender or such Affiliate to or for the credit or the account of an Obligor against any Obligations, irrespective of whether or not Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.
          11.5 Remedies Cumulative; No Waiver.
          11.5.1 Cumulative Rights. All covenants, conditions, provisions, warranties, guaranties, indemnities and other undertakings of Borrowers contained in the Loan Documents are cumulative and not in derogation or substitution of each other. In particular, the rights and remedies of Lender are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and shall not be exclusive of any other rights or remedies that Lender may have, whether under any agreement, by law, at equity or otherwise.
          11.5.2 Waivers. The failure or delay of Lender to require strict performance by Borrowers with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise, shall not operate as a waiver thereof nor as establishment of a course of dealing. All rights and remedies shall continue in full force and effect until Full Payment of all Obligations. No modification of any terms of any Loan Documents (including any waiver thereof) shall be effective, unless such modification is specifically provided in a writing directed to Borrowers and executed by Lender, and such modification shall be applicable only to the matter specified. No waiver of any Default or Event of Default shall constitute a waiver of any other Default or Event of Default that may exist at such time, unless expressly stated. If Lender accepts performance by any Obligor under any Loan Documents in a manner other than that specified therein, or during any Default or Event of Default, or if Lender shall delay or exercise any right or remedy under any Loan Documents, such acceptance, delay or exercise shall not operate to waive any Default or Event of Default nor to preclude exercise of any other right or remedy.
SECTION 12 MISCELLANEOUS
     12.1 Consents, Amendments and Waivers.
          12.1.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, Lender, and their respective successors and assigns, except that (i) no Borrower shall have the right to assign its rights or delegate its obligations under any Loan Documents and (ii) no assignment by Lender (other than an assignment to Lender’s Affiliates) of its rights and obligations hereunder shall be effective without the prior written consent of Parent which shall not be unreasonably withheld or delayed and shall be deemed given if no objection is made within 15 Business Days after notice of the proposed assignment by Lender; provided that if a Default or an Event of Default exists, Lender may assign any of its rights and obligations without Parent’s consent.
          12.1.2 Amendments and Other Modifications. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Lender and each Obligor party to such Loan Document. However, only the consent of the parties to a Bank Product shall be required for any modification of such agreement, and no Affiliate of Lender that is party to a Bank Product agreement shall have any other right to consent to or participate in any manner in modification of any other Loan Document. The funding of any Loans or issuance of any Letters of Credit during a Default or Event of Default shall not be deemed to constitute a waiver of such Default or Event of Default, nor to establish a course of dealing. Any waiver or consent granted by Lender hereunder shall be effective only if in writing, and then only in the specific instance and for the specific purpose for which it is given.
     12.2 Indemnity. EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.
     12.3 Notices and Communications.
          12.3.1 Notice Address. Subject to Section 4.1.3, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Borrower, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof, or at such other address as a party may hereafter specify by notice in accordance with this Section 12.3. Each such notice or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged; or (d) if given by electronic communication in accordance with Section 12.3.2, as provided in such Section. Notwithstanding the foregoing, no notice to Lender pursuant to Section 2.1.3, 2.3, 3.1.2, or 4.1.1 shall be effective until actually received by the individual to whose attention at Lender such notice is required to be sent. Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Borrowers.
          12.3.2 Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 10.1.2, administrative matters, distribution of Loan Documents for execution, and matters permitted under Section 4.1.3. Lender makes no assurances as to the privacy and security of electronic communications. Voice mail may not be used as effective notice under the Loan Documents. Unless Parent and Lender otherwise agree, (i) notices and other communications sent to an e-mal address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
          12.3.3 Non-Conforming Communications. Lender may rely upon any notices purportedly given by or on behalf of any Borrower even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of a Borrower.
     12.4 Performance of Borrowers’ Obligations. Lender may, in its reasonable discretion at any time and from time to time, at Borrowers’ expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Lender (and, in any such case, not paid or performed by an Obligor within 10 days after written request therefor by Lender) to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Lender’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Lender under this Section shall be reimbursed by Borrowers, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to Base Rate Revolver Loans. Any payment made or action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.
     12.5 Credit Inquiries. Each Borrower hereby authorizes Lender (but it shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Borrower or Subsidiary.
     12.6 Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.
     12.7 Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.
     12.8 Counterparts. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Lender has executed it and received counterparts bearing the signatures of all other parties hereto. Delivery of a signature page of any Loan Document by telecopy or electronic communication (e.g., pdf files delivered via email) shall be effective as delivery of a manually executed counterpart of such agreement.
     12.9 Entire Agreement. Time is of the essence of the Loan Documents. The Loan Documents constitute the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
     12.10 No Control; No Advisory or Fiduciary Responsibility. Nothing in any Loan Document and no action of Lender pursuant to any Loan Document shall be deemed to constitute control of any Obligor by Lender. In connection with all aspects of each transaction contemplated by any Loan Document, Borrowers acknowledge and agree that (a)(i) this credit facility and all related services by Lender or its Affiliates are arm’s-length commercial transactions between Borrowers and such Person; (ii) Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Borrowers are capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Lender and its Affiliates is and has been acting solely as a principal in connection with this credit facility, is not the financial advisor, agent or fiduciary for Borrowers, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from Borrowers and their Affiliates, and have no obligation to disclose any of such interests to Borrowers or their Affiliates. To the fullest extent permitted by Applicable Law, each Borrower hereby waives and releases any claims that it may have against Lender and its

Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by a Loan Document.
     12.11 Confidentiality. Lender agrees to maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Law or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies, the enforcement of any rights, or any action or proceeding relating to any Loan Documents; (f) subject to an agreement containing provisions substantially the same as those of this Section, to any potential or actual transferee of any interest in a Loan Document or any actual or prospective party (or its advisors) to any Bank Product; (g) with the consent of the Borrower; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Lender or any of its Affiliates on a nonconfidential basis from a source other than Borrowers. Notwithstanding the foregoing, Lender may issue and disseminate to the public general information describing this credit facility, including the names and addresses of Borrowers and a general description of Borrowers’ businesses, and may use Borrowers’ names in advertising and other promotional materials. For purposes of this Section, “Information” means all information received from an Obligor or Subsidiary relating to it or its business, other than any information that is available to Lender on a nonconfidential basis prior to disclosure by the Obligor or Subsidiary. Lender acknowledges that (i) Information may include material non-public information concerning an Obligor or Subsidiary; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law, including federal and state securities laws.
     12.12 [Intentionally Omitted]
     12.13 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).
     12.14 Consent to Forum; Arbitration.
          12.14.1 Forum. EACH BORROWER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER LOS ANGELES, CALIFORNIA, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH BORROWER IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO

IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.3.1. Nothing herein shall limit the right of Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Lender of any judgment or order obtained in any forum or jurisdiction.
          12.14.2 Arbitration. Notwithstanding any other provision of this Agreement to the contrary, any controversy or claim among the parties relating in any way to any Obligations or Loan Documents, including any alleged tort, shall at the request of any party hereto be determined by binding arbitration conducted in accordance with the United States Arbitration Act (Title 9 U.S. Code). Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association (“AAA”), and the terms of this Section. In the event of any inconsistency, the terms of this Section shall control. If AAA is unwilling or unable to serve as the provider of arbitration or to enforce any provision of this Section, Lender may designate another arbitration organization with similar procedures to serve as the provider of arbitration. The arbitration proceedings shall be conducted in Los Angeles, California. The arbitration hearing shall commence within 90 days of the arbitration demand and close within 90 days thereafter. The arbitration award must be issued within 30 days after close of the hearing (subject to extension by the arbitrator for up to 60 days upon a showing of good cause), and shall include a concise written statement of reasons for the award. The arbitrator shall give effect to applicable statutes of limitation in determining any controversy or claim, and for these purposes, service on AAA under applicable AAA rules of a notice of claim is the equivalent of the filing of a lawsuit. Any dispute concerning this Section or whether a controversy or claim is arbitrable shall be determined by the arbitrator. The arbitrator shall have the power to award legal fees to the extent provided by this Agreement. Judgment upon an arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuant to a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief. No controversy or claim shall be submitted to arbitration without the consent of all parties if, at the time of the proposed submission, such controversy or claim relates to an obligation secured by Real Estate, but if all parties do not consent to submission of such a controversy or claim to arbitration, it shall be determined as provided in the next sentence. At the request of any party, a controversy or claim that is not submitted to arbitration as provided above shall be determined by judicial reference; and if such an election is made, the parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA sponsored proceedings and the presiding referee of the panel (or the referee if there is a single referee) shall be an active attorney or retired judge; and judgment upon the award rendered by such referee or referees shall be entered in the court in which proceeding was commenced. None of the foregoing provisions of this Section shall limit the right of Lender to exercise self-help remedies, such as setoff, foreclosure or sale of any Collateral or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after or during any arbitration proceeding. The exercise of a remedy does not waive the right of any party to resort to arbitration or reference. At Lender’s option, foreclosure under a real estate mortgage may be accomplished either by exercise of power of sale thereunder or by judicial foreclosure.

     12.15 Waivers by Borrowers. To the fullest extent permitted by Applicable Law, each Borrower waives (a) the right to trial by jury (which Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Lender on which a Borrower may in any way be liable, and hereby ratifies anything Lender may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Lender to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Borrower acknowledges that the foregoing waivers are a material inducement to Lender entering into this Agreement and that Lender is relying upon the foregoing in its dealings with Borrowers. Each Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
     12.16 Patriot Act Notice. Lender hereby notifies Borrowers that pursuant to the requirements of the Patriot Act, Lender is required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Lender to identify it in accordance with the Patriot Act. Lender will also require information regarding each personal guarantor, if any, and may require information regarding Borrowers’ management and owners, such as legal name, address, social security number and date of birth.
     12.17 Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, Lender could purchase in the New York foreign exchange market, the Original Currency with the Second Currency on the date two (2) Business Days preceding that on which judgment is given. Each Obligor agrees that its obligation in respect of any Original Currency due from it hereunder or under any other Loan Document to which it is party shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date Lender receives payment of any sum so adjudged to be due hereunder in the Second Currency, Lender may, in accordance with normal banking procedures, purchase, in the New York foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Obligor agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify Lender and the Lenders against such loss. The term “rate of exchange” in this Section 12.17 means the spot rate at which Lender, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

          IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

LENDER:

BANK OF AMERICA, N.A.

By:	/s/ John Tolle

Name:	John Tolle

Title:	Vice President

Address:
Bank of America, N.A.

55 South Lake Avenue, Suite 900

Pasadena, CA 91101

Attn: John Tolle Telecopy: (626) 584-4601

BORROWERS:

ASHWORTH, INC., a Delaware corporation

By:	/s/ Edward J. Fadel
Name:	Edward J. Fadel
Title:	President

Address:
2765 Loker Avenue West Carlsbad, CA 92010 Attn: Halina Balys Telecopy: (760) 476-8425

ASHWORTH STORE I, INC., a Delaware corporation

By:	/s/ Halina Balys

Name:	Halina Balys
Title:	VP, Corporate Secretary and Compliance Officer

Address:
Ashworth Store I, Inc., c/o Ashworth, Inc. 2765 Loker Avenue West Carlsbad, CA 92010 Attn: Halina Balys Telecopy: (760) 476-8425

ASHWORTH STORE II, INC., a Delaware corporation

By:	/s/ Halina Balys

Name:	Halina Balys
Title:	VP, Corporate Secretary and Compliance Officer

Address:
Ashworth Store II, Inc., c/o Ashworth, Inc. 2765 Loker Avenue West Carlsbad, CA 92010 Attn: Halina Balys Telecopy: (760) 476-8425

ASHWORTH ACQUISITION CORP., a Delaware corporation

By:	/s/ Halina Balys

Name:	Halina Balys
Title:	VP, Corporate Secretary and Compliance Officer

Address:
Ashworth Acquisition Corp., c/o Ashworth, Inc. 2765 Loker Avenue West Carlsbad, CA 92010 Attn: Halina Balys Telecopy: (760) 476-8425

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GEKKO BRANDS, L.L.C., an Alabama limited liability company

By:	/s/ Halina Balys

Name:	Halina Balys
Title:	Manager

Address:
Gekko Brands, L.L.C., c/o Ashworth, Inc. 2765 Loker Avenue West Carlsbad, CA 92010 Attn: Halina Balys Telecopy: (760) 476-8425

KUDZU, L.L.C., an Alabama limited liability company

By:	/s/ Halina Balys

Name:	Halina Balys
Title:	Manager

Address:
Kudzu, L.L.C., c/o Ashworth, Inc. 2765 Loker Avenue West Carlsbad, CA 92010 Attn: Halina Balys Telecopy: (760) 476-8425

THE GAME, LLC, an Alabama limited liability company

By:	/s/ Halina Balys

Name:	Halina Balys
Title:	Manager

Address:
The Game, LLC, c/o Ashworth, Inc. 2765 Loker Avenue West Carlsbad, CA 92010 Attn: Halina Balys Telecopy: (760) 476-8425

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